Exhibit 10.1

[***] CERTAIN INFORMATION IN THIS EXHIBIT IDENTIFIED BY BRACKETS IS CONFIDENTIAL AND HAS BEEN EXCLUDED PURSUANT TO ITEM 601(B)(10) (IV) OF REGULATION S-K BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO FEDEX IF PUBLICLY DISCLOSED.

AMENDED AND RESTATED MASTER SERVICES AGREEMENT

BETWEEN

TELUS INTERNATIONAL (CDA) INC.

- AND -

TELUS COMMUNICATIONS INC.

January 1, 2021

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION		2

1.1	Definitions	2

1.2	Statements of Work	11

1.3	Gender, Number, Etc.	11

1.4	Currency	11

1.5	Article and Section Headings	11

1.6	Consents	11

1.7	General Interpretation	11

1.8	Schedules	12

1.9	Priority of Documents	12

ARTICLE 2 STATEMENT OF OBJECTIVES		13

2.1	Statement of Objectives	13

ARTICLE 3 TERM		13

3.1	Initial Term	13

3.2	Renewal	14

ARTICLE 4 SERVICES		14

4.1	Services	14

4.2	Statements of Work	15

4.3	Location of Services	16

4.4	Software Virus and Disabling Code	16

4.5	Non-Exclusive	16

ARTICLE 5 CHANGE IN SERVICES		17

5.1	Change in Services	17

5.2	Change Request	17

5.3	Mandatory Changes	18

5.4	Legal Effect of Change Orders	19

5.5	Change Disputes	19

ARTICLE 6 SERVICE LEVELS		19

6.1	Service Levels and KPIs	19

6.2	[***] and [***]	19

6.3	Incentive Targets	20

6.4	Excused Failure	20

i

6.5	Chronic Service Failure	21

6.6	Record Keeping and Service Level Reporting	21

ARTICLE 7 CONTINUOUS IMPROVEMENT		22

7.1	Continuous Improvement	22

ARTICLE 8 FEES, PRICE REVIEW AND BENCHMARKING		22

8.1	Guiding Principle in Establishing the Fees	22

8.2	Fees	22

8.3	Invoicing and Payment	23

8.4	Fee Disputes	24

8.5	Taxes and Regulatory Fees	24

8.6	Price Reviews	25

8.7	Third Party Benchmarking	27

8.8	Service Level Review	30

8.9	Set-Off	30

ARTICLE 9 MINIMUM SPEND COMMITMENT		31

9.1	Minimum Spend Commitment	31

ARTICLE 10 RELATIONSHIP MANAGEMENT		35

10.1	Governance Structure	35

10.2	Formal Executive Governance Review	35

10.3	Comprehensive Five Year Review	36

10.4	[***]	36

10.5	Performance Review	36

10.6	Key Personnel	37

ARTICLE 11 POLICIES, CODES AND REQUIREMENTS		37

11.1	TELUS Policies and Codes	37

11.2	Security Requirements	38

ARTICLE 12 DISASTER RECOVERY AND BUSINESS CONTINUITY		38

12.1	Disaster Recovery Plan; Business Continuity Plan	38

ARTICLE 13 DISPUTE RESOLUTION		39

13.1	Dispute Resolution Process	39

13.2	Reliability - Performance Notwithstanding Dispute	41

ARTICLE 14 OWNERSHIP OF INTELLECTUAL PROPERTY		42

14.1	Pre-Existing Intellectual Property	42

14.2	Ownership of Enhancements	42

14.3	Ownership by TELUS of New Works	43

14.4	Ownership by Third Party of Intellectual Property	43

14.5	Confirmation	44

14.6	Residual Knowledge	44

ARTICLE 15 AUDIT		44

15.1	Audit and Inspections	44

15.2	Compliance	45

ARTICLE 16 INSURANCE		46

16.1	Insurance	46

ARTICLE 17 CONFIDENTIALITY, ACCESS AND SECURITY		48

17.1	Definitions	48

17.2	Exchange of Confidential Information	49

17.3	Exclusions	49

17.4	Disclosure to Representatives	50

17.5	Compelled Disclosure	50

17.6	TELUS Data	50

17.7	Remedies	51

17.8	Return of Confidential Information	51

ARTICLE 18 PROTECTION OF PERSONAL INFORMATION		51

18.1	Protection of Personal Information	52

18.2	No Conflict	52

ARTICLE 19 TERMINATION		52

19.1	Termination by TELUS for Business or Technological Change	52

19.2	Termination of SOWs for Convenience	52

19.3	Termination for Default	52

19.4	Termination for Chronic Service Failure	53

19.5	Termination for Insolvency	53

19.6	Orderly Termination	53

19.7	Effect of Termination	55

ARTICLE 20 WARRANTIES AND DISCLAIMERS		55

20.1	Warranties	55

20.2	Disclaimer	56

ARTICLE 21 INDEMNITIES		56

21.1	Mutual General Indemnification	56

21.2	Intellectual Property Indemnification by TI	57

21.3	Indemnification Procedures	57

ARTICLE 22 LIMITATION OF LIABILITY		58

22.1	Exclusion of Liability	58

22.2	Limitation of Liability	58

22.3	Force Majeure	59

ARTICLE 23 GENERAL		60

23.1	Assignment	60

23.2	Subcontracting	60

23.3	Relationship of Parties	62

23.4	No Advertising	62

23.5	Governing Law	62

23.6	Notice	62

23.7	Waiver	63

23.8	Severability	63

23.9	Cumulative Remedies	63

23.10	Survival	63

23.11	Entire Agreement	64

23.12	Counterparts	64

23.13	Further Assurances	64

23.14	Existing MSA	64

SCHEDULE 1.1(rr) GLOBAL RATE CARD		65

SCHEDULE 1.2 BASELINE SOWs		66

SCHEDULE 4.1 SOFTWARE-AS-A-SERVICE TERMS		67

SCHEDULE 4.2(c) AFFILIATE STATEMENTS OF WORK		72

SCHEDULE 6.2 SERVICE LEVEL METHODOLOGY		73

SCHEDULE 8.2(b)(i) [***] SOWs		74

SCHEDULE 8.7 PRICE REVIEW/BENCHMARKING SAMPLING LIST		75

SCHEDULE 9.1 MINIMUM SPEND COMMITMENT ADJUSTMENTS		76

SCHEDULE 10.1 GOVERNANCE	78

SCHEDULE 11.1 TELUS POLICIES AND CODES	80

SCHEDULE 11.2 INFORMATION SECURITY REQUIREMENTS	81

SCHEDULE 18.1 PRIVACY REQUIREMENTS	83

v

AMENDED AND RESTATED MASTER SERVICES AGREEMENT

THIS AGREEMENT is made effective as of the 1st day of January, 2021 (the “Effective Date”).

BETWEEN:

TELUS INTERNATIONAL (CDA) INC., a corporation incorporated under the Laws of the Province of British Columbia, having an office at 3rd Floor, 510 West Georgia Street, Vancouver, British Columbia, V6B 0M3,

(“TI”)

- and -

TELUS COMMUNICATIONS INC., a corporation incorporated under the Laws of the Province of British Columbia, having its registered office at 7th Floor, 510 West Georgia Street, Vancouver, British Columbia, V6B 0M3,

(“TELUS”).

WHEREAS TI is a leading global provider of innovative information technology and business process outsourcing solutions;

AND WHEREAS TELUS is one of Canada’s largest national telecommunications companies, providing a wide range of communications products and services;

AND WHEREAS the Parties have distinguished themselves in their respective market segments through their focus on continuously improving the customer experience, which has resulted in industry leadership in “likelihood to recommend” scores;

AND WHEREAS the Parties and their affiliates have an existing services relationship and the Parties wish to enhance and grow that relationship over the long term for the mutual benefit of both organizations, based on the objectives and guiding principles set forth in this Agreement;

AND WHEREAS the Parties’ existing services relationship is documented through a Master Services Agreement made effective as of April 1, 2016 between TI and TELUS (legal successor in interest to TELUS Communications Company), as amended from time to time, (the “Existing MSA”);

AND WHEREAS the Parties wish to amend and restate the Existing MSA to extend, and document certain modifications to the terms of, their relationship;

NOW THEREFORE in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the Parties agree as follows:

ARTICLE 1
INTERPRETATION

1.1                               Definitions

Wherever used in this Agreement or in a SOW, unless there is something in the subject matter or context inconsistent therewith, the following words and terms shall have the respective meanings ascribed to them as follows:

(a)                                                         “Advisory Services” means business process improvement services, including process recording and documentation services, analytics and business intelligence services, learning and knowledge management services, and workforce management services, as further described in the SOWs.

(b)                                                         “Affiliate” means, with respect to any Person, any Person Controlling, Controlled by or under common Control with such other Person. Notwithstanding the foregoing: (i) in the case of TELUS, Affiliates of TELUS will exclude the TI Group; and (ii) in the case of TI, Affiliates of TI will be limited to the TI Group.

(c)                                                          “Affiliate Statement of Work” has the meaning set out in Section 4.2(c).

(d)                                                         “Agreement” means this agreement entitled “Amended and Restated Master Services Agreement” and all Schedules attached as of, or added following, the Effective Date.

(e)                                                          “Balanced Scorecard” has the meaning set forth in Section 10.5(b).

(f)                                                           “Baseline Services” means the Services covered under the Baseline SOWs.

(g)                                                          “Baseline SOWs” has the meaning set forth in Section 1.2.

(h)                                                         “Benchmarker” has the meaning set forth in Section 8.7(c).

(i)                                                             “Benchmarking” has the meaning set forth in Section 8.7(a).

(j)                                                            “Benchmarking Notice” has the meaning set forth in Section 8.7(b).

(k)                                                         “BPO Services” means business process outsourcing services, including back-office administration services, finance and accounting services and supply chain management services, as further described in the SOWs.

(l)                                                             “Business Continuity Plan” has the meaning set forth in Section 12.1(a).

(m)                                                     “Business Day” means any day on which banks are open in Vancouver, British Columbia for the transaction of business.

(n)                                                         “CCO Services” means contact centre outsourcing services, including customer care solutions, technical support services, sales support services and credit collection services, as further described in the SOWs.

(o)                                                         “Change” means any addition, upgrade, update, reduction, deletion, modification, improvement, amendment or adjustment to the Services, this Agreement or a SOW.

(p)                                                         “Change of Control” of a Person means (i) the sale, transfer or other disposition of all or substantially all the assets of such Person; (ii) any merger, amalgamation or consolidation of such Person with or into another entity (other than an Affiliate of such Person); or (iii) the acquisition by any other Person, or group of Persons acting in concert, of more than fifty percent (50%) (or, in the case of a Person whose shares are publicly traded, such lesser percentage that constitutes Control pursuant to  applicable securities Laws) of the voting rights of such Person; in each case in any single transaction or any series of related transactions, and in each case other than a transaction where the shareholders of such Person immediately prior to the event continue to hold a majority (or, in the case of a Person whose shares are publicly traded, such lesser percentage that constitutes Control pursuant to applicable securities Laws) of the voting rights of such Person or its successor immediately after such event. In the case of TI, a Change of Control will include a circumstance where, and be deemed to occur on the date on which, the TELUS Holders no longer own or have beneficial control or direction over more than fifty percent (50%) of the outstanding voting rights of TI. For the purposes of this paragraph, “TELUS Holders” means TELUS and each of its Affiliates excluding TI and TI’s subsidiaries.

(q)                                                         “Change Management Procedures” has the meaning set forth in Section 5.1.

(r)                                                            “Change Order” means, as applicable, either a Change Proposal that has been approved by TELUS in accordance with Section 5.2(d) or otherwise settled pursuant to the Dispute Resolution Process, or a Mandatory Change that has been imposed pursuant to Section 5.3(b).

(s)                                                           “Change Proposal” has the meaning set forth in Section 5.2(a).

(t)                                                            “Chronic Service Failure”, with respect to any Service, has the meaning set forth in the applicable SOW or, if the applicable SOW does not contain such a definition, means a failure by TI to meet the same Service Level for a particular Service in three consecutive measurement periods or four times in any consecutive twelve (12) month period where the Service Level is measured monthly.

(u)                                                         “Comparable Services” means services that are functionally substantially similar in nature to, and provided in substantially the same manner as, the Services as described in the applicable SOWs; provided that, except as otherwise permitted under this Agreement, (i) for purposes of a Price Review, Comparable Services shall be limited to services that are functionally substantially similar to the Services then under review and that are provided by TI to Third Party customers of TI and (ii) for purposes of a Benchmarking, Comparable Services shall be limited to services that are functionally substantially similar to the Services then under review and that are offered by Third Party service providers identified by the Benchmarker.

(v)                                                         “Confidential Information” has the meaning set forth in Section 17.1(a).

(w)                                                       “Control” and its derivatives mean, with regard to any Person that is not an individual, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interests, by contract or otherwise.

(x)                                                         “Contract Year” means, in the case of the first Contract Year, the period starting on the Effective Date and ending on December 31 of the same calendar year, and with respect to each subsequent Contract Year, the period from January 1 to December 31.

(y)                                                         “Data” means the representation of information or computer instructions in a formalized manner suitable for interpretation or processing including, without limitation, any information set forth in hard copy document or stored on disk, magnetic media, or other storage media together with any combination or organization thereof.

(z)                                                          “Disabling Code” means any clock, timer, counter, software lock, or other limiting or disabling code, design or routine that is intended to cause Services or deliverables to be made inoperable or otherwise rendered incapable of performing in accordance with the Agreement or that otherwise limits or restricts TELUS’ or a TELUS Group Member’s ability to use the Services or deliverables as contemplated in this Agreement.

(aa)                                                  “Disaster Recovery Plan” has the meaning set forth in Section 12.1(a).

(bb)                                                  “Disclosing Party” has the meaning set forth in Section 17.1(b).

(cc)                                                    “Dispute” has the meaning set forth in Section 13.1(a).

(dd)                                                  “Dispute Notice” has the meaning set forth in Section 13.1(b).

(ee)                                                    “Dispute Resolution Process” means the process for resolving Disputes, as described in Article 13.

(ff)                                                      “[***]” means [***].

(gg)                                                    “Effective Date” has the meaning set forth in the Preamble.

(hh)                                                  “[***]” means [***].

(ii)                                                          “EGC” means the executive governance committee established in connection with the Governance Process, as further described in Schedule 10.1.

(jj)                                                        “EIU” means the Economist Intelligence Unit, the research and analysis division of The Economist Group.

(kk)                                                  “Event of Force Majeure” has the meaning set forth in Section 22.3(a).

(ll)                                                          “Excluded Mandatory Change” has the meaning set forth in Section 5.3(b)(i).

(mm)                                          “Excused Failure” means, with respect to any Service, any failure by TI to meet an applicable KPI or Service Level where such failure is attributable to: (i) TELUS’ failure to satisfy a service-related customer responsibility identified in the SOW; (ii) resource reductions requested or approved by TELUS and agreed to by the Parties through the Change Management Procedures (provided that TI has previously notified TELUS in writing as part of such Change Management Procedures that the implementation of such request may result in such failure to meet the applicable Service Level); (v) an Event of Force Majeure; (vi) business process or other Changes requested by TELUS which TI demonstrates are not supportable within the Service Levels under this Agreement or any applicable SOW prior to the Change being effected; or (vii) equipment or systems not under the control of TI or one of its authorized subcontractors.

(nn)                                                  “Existing MSA” has the meaning set forth in the Recitals.

(oo)                                                  “Fees” means the amounts set forth in the SOWs as charges for the Services to be rendered under the SOWs, together with any other amounts payable by TELUS under this Agreement or a SOW.

(pp)                                                  “Final Offer” has the meaning set forth in Section 13.1(d).

(qq)                                                  “[***]” has the meaning set forth in Section 10.3.

(rr)                                                        “Fixed Conversion Rate” has the meaning set forth in Section 8.2(a).

(ss)                                                      “Global Rate Card” means the TELUS-TI Global Rate Card attached as Schedule 1.1(rr), as amended, updated or replaced from time to time in accordance with the terms of this Agreement.

(tt)                                                        “Governance Process” has the meaning set forth in Section 10.1.

(uu)                                                  “Governmental Authority” means (i) any governmental or public department, central bank, court, minister, governor-in-counsel, cabinet, commission, committee, tribunal, board, bureau, agency, commissioner or instrumentality, whether international, multinational, federal, provincial, state, municipal, county, local or other; (ii) any subdivision or authority of any of the above; and (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above.

(vv)                                                  “Impact Assessment” has the meaning set forth in Section 5.3(c)(i).

(ww)                                              “Incentive Target” means an incentive target that may be established by TI and TELUS relating to exceeding a particular Service Level, and set out in the applicable SOW.

(xx)                                                  “Indemnitee” has the meaning set forth in Section 21.1.

(yy)                                                  “Indemnitor” has the meaning set forth in Section 21.1.

(zz)                                                    “Information Technology” or “IT” means any and all information technologies, including hardware, software, processes, devices, tools, equipment, computerized business solutions and supporting equipment and other materials and technologies, as the context may require.

(aaa)                                           “Initial MSC” means 200 million United States dollars per Contract Year.

(bbb)                                           “Initial MSC Floor” means 100 million United States dollars per Contract Year.

(ccc)                                              “Initial Term” has the meaning set forth in Section 3.1.

(ddd)                                           “Intellectual Property Rights” means any and all domestic and foreign: (i) patents and applications therefor and all reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof; (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, design, programming architecture, notes, drawings, proprietary information, know-how, technology, technical data, schematics and customer lists, and all documentation relating to any of the foregoing; (iii) copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto; (iv) trade names, corporate names, domain names, website names and worldwide web addresses, trade dress, logos, common law trademarks, trademark registrations and applications thereof; (v) any and all computer programs, applications or software whether in source, object and executable code and any proprietary rights in such programs, applications or software, including documentation and other materials or documents related thereto; (vi) any and all mask works and mask work applications, integrated circuit design or topography registration or application thereof; and (vii) any and all other intellectual or industrial property whatsoever.

(eee)                                              “ITO Services” means information technology outsourcing services, including IT service desk solutions, application development services, infrastructure management services and cloud-based technology services, as further described in the SOWs.

(fff)                                                 “Key Personnel” has the meaning set out in Section 10.6.

(ggg)                                              “KPIs” means key performance indicators, as may be identified in any SOW.

(hhh)                                           “Laws” means all applicable laws, statutes, by-laws, rules, regulations, orders, judgments, and arbitral or administrative judgments of any Governmental Authority having the force of law.

(iii)                                                       “Losses” means all losses, liabilities, fines, damages and claims (including Third Party Claims) and all related costs and expenses (including any and all reasonable lawyers’ and other professionals’ fees and reasonable costs of investigation, litigation, settlement, judgment, interest and penalties).

(jjj)                                                    “Mandatory Change” means a Change initiated by TELUS relating to: (i) a change to a TELUS corporate policy that applies to all applicable TELUS Affiliates and service providers; provided however that a change to a corporate policy which requires TI to terminate or relocate Services will be dealt with as a Regular Change Request under Section 5.2; or (ii) compliance by TELUS with applicable Laws (including regulatory requirements) that TELUS specifies to TI as being mandatory.

(kkk)                                           “Mandatory Change Request” has the meaning set forth in Section 5.3.

(lll)                                                       “Minimum Spend Commitment” or “MSC” has the meaning set forth in Section 9.1(a).

(mmm)                               “MSC Eligible Spend” has the meaning set forth in Section 9.1(b).

(nnn)                                           “MSC Floor” means the Initial MSC Floor, as adjusted from time to time in accordance with this Agreement.

(ooo)                                           “New Work” has the meaning set forth in Section 14.3(a).

(ppp)                                           “Normalization Factors” mean the following key elements of the services arrangement between TI and TELUS, to be used to normalize Comparable Services and related fees as part of a Price Review or Benchmarking, as applicable:

(i)                                A ten (10)-year contract term;

(ii)                             TELUS is committing to a minimum spend;

(iii)                          the volumes of the Service(s) under review then being subscribed for by TELUS under all SOWs;

(iv)                         Service Levels, KPIs, [***], Incentive Targets and related credit structures applicable to the Service(s) under review;

(v)                            the country where the Service(s) is (are) being delivered (where the Comparable Services are being delivered in a different geography);

(vi)                         any TI workforce flexibility requirements associated with the Service(s) under review (i.e. part time or split shifts);

(vii)                      any unique “high touch” or quality elements to the Service(s) under review that increase the delivery cost of TI or the applicable TI Party as compared to the Comparable Services, such as unique activities or deliverables that support the customer experience, employee engagement and community giving and community investment activities;

(viii)                   in relation to a Benchmarking only, inflation from the later of: (A) the last day of the first Contract Year; and (B) the last day of the Contract Year in which the last Benchmarking occurred, to the last day of the Contract Year immediately preceding the then current Benchmarking, using the Daily Consumer Price Index inflation rate published by the EIU, or any rate proposed by the EIU as a replacement rate, for the country from which the applicable Services are provided. If such rate should cease to be published, the Parties shall, acting in good faith, agree on another equivalent published rate for the country. If any such rate is greater than 3% or less than -3%, the rate will be deemed to be 3% or -3%, respectively; and

(ix)                         any other factors mutually agreed to by the Parties, and if applicable the Benchmarker, in the Terms of Reference.

(qqq)                                           “Parties” means TI and TELUS.

(rrr)                                                    “Person” means any individual, corporation, partnership, Governmental Authority, association or unincorporated organization.

(sss)                                                 “Personal Information” means information that:

(i)                                is about an identifiable individual, including information that either TI or TELUS can associate with, or relate back to, an identifiable individual; and

(ii)                             is disclosed or transferred by TELUS to TI or a TI Party pursuant to this Agreement or any SOW or is otherwise collected or compiled by TI or a TI Party in the performance of the Services.

(ttt)                                                    “Price Review” has the meaning set forth in Section 8.6(a).

(uuu)                                           “Price Review Notice” has the meaning set forth in Section 8.6(b).

(vvv)                                           “Price Review Report” has the meaning set forth in Section 8.6(e).

(www)                                     “Privacy Laws” means all privacy legislation applicable to TI or TELUS in the course of Processing Personal Information in connection with the Services.

(xxx)                                           “Processing” or “Process” means the collection, use, modification, retrieval, disclosure, storage, anonymization, deletion, and management of Personal Information or Data, as applicable.

(yyy)                                           “Proprietary Materials” means any work product, software (including programming code, such as source code and object code), systems, data, modules, tools, methodologies, analysis, frameworks, specifications, reports, drawings, documentation, manuals, solution construction aids, interfaces, advertising and marketing materials, formula, designs, models, drawings and inventions, including all methods and processes, business or otherwise.

(zzz)                                              “Receiving Party” has the meaning set forth in Section 17.1(c).

(aaaa)                                    “Regular Change Request” has the meaning set forth in Section 5.1.

(bbbb)                                    “Regulatory Fees” means fees required by Governmental Authorities or applicable Laws in support of any statutory or regulatory programs, established by Law now in force or enacted in the future with respect to the supply of the Services provided by

TI under this Agreement and any SOW. Regulatory Fees shall be in addition to, but shall not include, Taxes.

(cccc)                                        “Renewal Term” has the meaning set forth in Section 3.2.

(dddd)                                    “Representatives” means with respect to either Party, each of its directors, officers and employees.

(eeee)                                        “SaaS Services” has the meaning set out in Schedule 4.1.

(ffff)                                            “Schedules” has the meaning set forth in Section 1.8, and includes any other schedules mutually agreed in writing by the Parties and signed by an authorized signatory for each Party.

(gggg)                                        “[***]” means the [***].

(hhhh)                                    “Service Level Reports” has the meaning set forth in Section 6.6(b).

(iiii)                                                    “Service Level Review” has the meaning set forth in Section 8.8.

(jjjj)                                                “Service Levels” means the service levels and standards identified in the SOWs as “Service Levels”, as they may be amended in writing by TI and TELUS from time to time in accordance with this Agreement.

(kkkk)                                    “Services” means, collectively, the CCO Services, ITO Services, BPO Services, SaaS Services, Advisory Services and any other services performed, provided or carried out by TI or a TI Party pursuant to this Agreement, any authorized subcontract or any SOW.

(llll)                                                    “SMC” means the strategic management committee established in connection with the Governance Process, as further described in Schedule 10.1.

(mmmm)                    “Software Virus” means any virus, worm, program or subroutine that is intended to cause interference with the efficient operation of software, hardware, Services or Data.

(nnnn)                                    “Specified Provisions” means the provisions set out in Article 2 (Statement of Objectives), Article 10 (Relationship Management/Governance Structure) as well as any applicable governance references in the Agreement, Article 13 (Dispute Resolution), Article 19 (Termination), and Article 21 (Indemnities).

(oooo)                                    “Statement of Work” or “SOW” means each statement of work agreed to by TI and TELUS, or a TELUS Group Member, as applicable, in connection with this Agreement, whether attached to this Agreement or not, in each case describing, among other things, the Services to be delivered under such SOW, the term, the locations from which the Services will be delivered, and the applicable Service Levels, KPIs, Fees and [***] and Incentive Targets (if any).

(pppp)                                    “Suspension for Force Majeure” means a suspension by TELUS of a SOW or part of a SOW, in accordance with the terms of Section 22.3.

(qqqq)                                    “Taxes” means: (i) any and all taxes, duties, fees, excises, premiums, assessments, imposts, levies and other charges or assessments of any kind whatsoever imposed by any Governmental Authority, including those levied on, or measured by, or referred to as, income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, development, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping, all license, franchise and registration fees and all employment insurance, health insurance and Canada, Quebec and other government pension plan premiums or contributions; and (ii) all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Authority on or in respect of amounts of the type described in clause (i) above or this clause (ii).  Taxes shall be in addition to, but shall not include, Regulatory Fees.

(rrrr)                                                “TELUS Data” has the meaning set forth in Section 17.6(a).

(ssss)                                            “TELUS Group Member” means a Canadian Affiliate of TELUS (other than TI);

(tttt)                                                “TELUS Indemnified Parties” means TELUS and TELUS’ Affiliates (other than the TI Group) and its and their respective officers, directors and employees.

(uuuu)                                    “TELUS Modifications” has the meaning set forth in Section 14.2(a).

(vvvv)                                    “TELUS Policies and Codes” has the meaning set forth in Section 11.1(a).

(wwww)                            “Term” has the meaning set forth in Section 3.2.

(xxxx)                                    “Termination for Business or Technological Change” means a termination by TELUS, at any time following the end of the third Contract Year, of a SOW or a portion of a SOW, in accordance with the terms of Section 19.1.

(yyyy)                                    “Termination for Chronic Service Failure” means a termination by TELUS of a SOW or part of a SOW, in accordance with the terms of Section 19.4.

(zzzz)                                        “Termination for Default” means a termination for cause of a SOW, in accordance with the terms of Section 19.3.

(aaaaa)                             “Termination for Force Majeure” means a termination by TELUS of a SOW or part of a SOW, in accordance with the terms of Section 22.3.

(bbbbb)                             “Terms of Reference” has the meaning set forth in Section 8.6(c) for purposes of Section 8.6, or the meaning set forth in Section 8.7(f)(ii) for purposes of Section 8.7.

(ccccc)                                  “Third Party(ies)” means any Person other than the Parties or their respective Affiliates.

(ddddd)                             “Third Party Claims” means claims made by Third Parties against TELUS Indemnified Parties or against TI Indemnified Parties.

(eeeee)                                  “TI Group” means TI and all Persons Controlled by TI.

(fffff)                                       “TI Indemnified Parties” means TI and the other members of the TI Group and its and their respective officers, directors and employees.

(ggggg)                                  “TI Modifications” has the meaning set forth in Section 14.2(b).

(hhhhh)                             “TI Parties” means TI together with the rest of the TI Group and “TI Party” means any of them.

1.2                               Statements of Work

The SOWs listed in Schedule 1.2 (the “Baseline SOWs”) have been agreed to by the Parties as of the date specified in the applicable SOW. The Parties acknowledge and agree that Schedule 1.2 may not include all SOWs as of the Effective Date. All statements of work that meet the definition of a SOW will be a SOW whether entered into prior to, on or after the Effective Date.

1.3                               Gender, Number, Etc.

In this Agreement or in any SOW, words importing the singular include the plural and vice versa, and words importing gender include all genders.

1.4                               Currency

All references to money amounts in this Agreement or in any SOW, unless otherwise specified, shall be to United States currency, regardless of where the Services are actually delivered. Notwithstanding the foregoing, all references to money amounts in any SOW in place as at the Effective Date, unless otherwise specified in the applicable SOW, shall be to Canadian currency, regardless of where the Services are actually delivered.

1.5                               Article and Section Headings

The insertion of headings and the division of this Agreement into Articles and Sections are for convenience of reference only and shall not affect the interpretation of this Agreement. The words “hereof”, “hereunder”, “hereto” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion of this Agreement.

1.6                               Consents

Where either Party has a right of consent or approval in respect of any matter in connection with this Agreement or any SOW, it shall not, except as otherwise specified in this Agreement or in a SOW, unreasonably withhold such consent or approval and shall endeavour to respond to the other Party’s request for such consent or approval in a timely manner. Where this Agreement or any SOW provides that the Parties are to mutually agree upon certain procedures, standards or details, including in connection with Change requests, they shall at all times act reasonably, cooperatively and in good faith.

1.7                               General Interpretation

The use of the terms “including” or “include” means “including, without limitation” or “include, without limitation,” respectively. The Parties acknowledge and agree that they have mutually negotiated the terms and conditions of this Agreement and the SOWs and that any provision with respect to which an issue of interpretation or construction arises will not be construed to the detriment of the drafter on the basis that such Party was the drafter, but will be construed according to the intent of the Parties as evidenced by the entire Agreement and the applicable SOW.

1.8                               Schedules

The following schedules are to and form part of this Agreement, as such schedules may be updated and revised from time to time pursuant to this Agreement (each a “Schedule” and, collectively, the “Schedules”):

Schedule 1.1(rr)                                                                                                  Global Rate Card

Schedule 1.2                                                                                                                  Baseline SOWs

Schedule 4.1                                                                                                                  Software-As-A-Service Terms

Schedule 4.2(c)                                                                                                    Affiliate Statements of Work

Schedule 6.2                                                                                                                  Service Level Methodology

Schedule 8.2(b)(i)                                                                                        [***] SOWs

Schedule 8.7                                                                                                                  Price Review/Benchmarking Sampling List

Schedule 9.1                                                                                                                  Minimum Spend Commitment Adjustments

Schedule 10.1                                                                                                           Governance

Schedule 11.1                                                                                                           TELUS Policies and Codes

Schedule 11.2                                                                                                           Information Security Requirements

Schedule 18.1                                                                                                           Privacy Requirements

1.9                               Priority of Documents

In the event of any conflict or inconsistency between the provisions of this Agreement, its Schedules or any SOW, the following order of precedence shall apply, and TI and TELUS will amend this Agreement or the applicable SOW, as required (and TI will amend any authorized subcontract, as required), in order to eliminate any such conflict or inconsistency:

(a)                                                         this Agreement (unless and solely to the extent that any SOW provides that a particular provision of the SOW takes precedence over the relevant provision of this Agreement, as permitted by this Agreement);

(b)                                                         the Schedules (other than Schedule 4.1 which will take precedence over any other provision of this Agreement in relation to the SaaS Services); and

(c)                                                          the SOWs.

ARTICLE 2
STATEMENT OF OBJECTIVES

2.1                               Statement of Objectives

The mutual objectives and guiding principles of the Parties for the services relationship are as follows:

(a)                                                         to have a shared vision and joint interest in putting customers first;

(b)                                                         to drive deeper market recognition for the TELUS brand and enable a sustained competitive advantage by becoming world leaders in “likelihood to recommend”;

(c)                                                          to foster a relationship characterized by good faith cooperation, openness, transparency and mutual value achievement;

(d)                                                         to enhance operational efficiency;

(e)                                                          to continue to develop and enhance the services relationship between TI and TELUS;

(f)                                                           to have a governance structure and dispute resolution process which, through active engagement by TI and TELUS leaders, enables an effective and mutually beneficial relationship, timely matter-bound dispute-resolution and a constant focus on long-term decision-making and outcomes;

(g)                                                          to ensure that the Personal Information of TI’s and TELUS’ employees and customers is at all times secure and is accessed and used appropriately in the performance of Services; and

(h)                                                         to ensure the Parties regularly review, and if required refresh, the services relationship so that the relationship continues to function effectively over the Term.

The Parties agree that the above objectives and guiding principles are not, as such, intended to create binding legal obligations, but are instead intended to document the mutual objectives of the Parties in connection with the services relationship. The provisions of this Agreement are to be interpreted, in case of ambiguity, in light of the objectives and guiding principles set forth in this Section.

ARTICLE 3
TERM

3.1                               Initial Term

This Agreement is effective as of the Effective Date and, unless terminated earlier as provided in this Agreement, shall continue in effect (subject to the terms of Section 19.7(a) with respect to any SOW that remains in effect as of such date) until 11:59 p.m. (Vancouver time) on the day before the tenth (10th) anniversary of the Effective Date (the “Initial Term”).

3.2                               Renewal

(a)                                                         TELUS may extend the term of this Agreement for an additional term of five (5) years (the “Renewal Term” and together with the Initial Term and/or any other extension period provided for in this Agreement, the “Term”) by providing TI with at least twelve (12) months written notice prior to the end of the Initial Term. During such twelve (12) month period, the Parties will work together in good faith to agree on the terms and conditions to apply during the Renewal Term, including any proposed amendments to the Fees, Services, Service Levels and other key terms and conditions. If the Parties are unable to agree, prior to the expiry of the Initial Term, upon the terms and conditions to apply during the Renewal Term, the Initial Term will be extended for a period of six (6) months, at TELUS’ request, upon the terms and conditions then in effect. If the terms and conditions to apply during the Renewal Term are not finalized upon the expiration of such six-month extension, TI and TELUS may further extend the Initial Term for an additional period of time as may be mutually agreed upon by the Parties.

(b)                                                         If:

(i)                                TELUS fails to provide such twelve (12)-month renewal notice,

(ii)                             TELUS indicates in writing to TI that it does not intend to extend the term of this Agreement beyond the Initial Term, or

(iii)                          the Parties are not able to finalize the terms and conditions to apply during the Renewal Term and do not agree to extend the Initial Term for such purpose in accordance with Section 3.2(a), the Parties will work together in good faith to prepare and implement a termination assistance plan in accordance with Section 19.6. In such event, all SOWs will continue in force (subject to any earlier expiration provided for in accordance with their respective terms) following the end of the Initial Term on a month-to-month basis during the termination assistance period, with each Party being entitled to terminate this Agreement or any SOW upon thirty (30) days prior written notice, subject to the termination assistance obligations set forth in Section 19.6.

ARTICLE 4
SERVICES

4.1                               Services

In consideration of the payment by TELUS or TELUS Group Members to TI of the Fees, TI shall provide or cause to be provided the Services to TELUS and TELUS Group Members in accordance with the terms and conditions set forth in this Agreement and in the SOWs, in compliance with the Service Levels. For clarity, the terms and conditions in Schedule 4.1 will only apply to the SaaS Services.

4.2                               Statements of Work

(a)                                                         The Services are, and will be, documented in Service-specific SOWs agreed to by TI on one hand, and TELUS or a TELUS Group Member on the other hand.

(b)                                                         Each SOW, including for clarity each Baseline SOW, is made subject to, and forms part of, this Agreement, except to the extent that the applicable SOW otherwise expressly specifies. If, under a SOW, the parties to the SOW intend to change or override the provisions of this Agreement, the SOW must clearly indicate their intention to change or override provisions of this Agreement in the applicable portions of the SOW, which shall include an express reference to the Section of this Agreement which they intend to change or override. Notwithstanding the foregoing, but subject to Section 1.9, in no event shall a SOW (or any interpretation or application of the SOW) limit, amend, change, override or supersede, the following provisions of this Agreement: Section 5.3 (Mandatory Changes), Article 8 (Fees, Price Review and Benchmarking) (other than Sections 8.6, 8.7 and 8.8), Article 10 (Relationship Management), Section 11.2 (Security Requirements), Article 13 (Dispute Resolution), Article 17 (Confidentiality, Access and Security), Article 18 (Protection of Personal Information), Article 21 (Indemnities), Article 22 (Limitation of Liability) and Section 23.2 (Subcontracting).

(c)                                                          A TELUS Group Member may at any time request that TI provide Services to such TELUS Group Member pursuant to the terms of this Agreement. In such event, upon execution of an Affiliate Statement of Work by such TELUS Group Member and TI, a new and separate agreement will come into effect solely between such TELUS Group Member and TI (each, an “Affiliate Agreement”). Each Affiliate Agreement will have the same terms and conditions as this Agreement, except: (a) Article 9 (Minimum Spend Commitment), Article 10 (Relationship Management), Article 12 (Disaster Recovery and Business Continuity), and Article 15 (Audit) will be excluded; (b) Section 8.6 (Price Review), Section 8.7 (Third Party Benchmarking), and Section 8.8 (Service Level Review) will be excluded, but any adjustment or other changes resulting from the exercise of those terms under this Agreement will also apply to the Affiliate Agreements; and (c) any other terms which are expressly excluded from the applicable Affiliate Agreement. An Affiliate Agreement will apply only to any Affiliate Statement of Work entered into between such TELUS Group Member and TI. For clarification, such new agreement will apply to the TELUS Group Member as if it were “TELUS” hereunder and such Affiliate Statement of Work will be a Statement of Work under such new Affiliate Agreement.  In no event will TELUS be responsible for the acts or omissions of such TELUS Group Member, nor will such TELUS Group Member be responsible for the acts or omissions of TELUS hereunder. Default by one TELUS Group Member will not affect the rights of TELUS or any other TELUS Group Member that purchases Services under this Agreement and default by TELUS will not affect the rights of any TELUS Group Member that purchase Services under this Agreement. TELUS and TI agree that this Section 4.2(c) will apply to any Affiliate Statement of Work executed by any TELUS Group Member and TI on or after the Effective Date and each Affiliate Statement of Work set out in Schedule 4.2(c). In this Section 4.2(c), “Affiliate Statement of Work” means each statement of work agreed to by TI and a TELUS Group Member in connection with this Agreement, in each case describing, among other things, the Services to be delivered under such statement of work, the term, the locations from which the Services will be delivered, and the applicable Service Levels, KPIs, Fees and [***] and Incentive Targets (if any).

4.3                               Location of Services

(a)                                                         Except as may be provided for in or permitted by an approved Business Continuity Plan or Disaster Recovery Plan, TI shall provide the Services from the locations specified in the applicable SOWs.

(b)                                                         Any request by TI to provide Services from a different service location than that specified in the applicable SOW (other than in the context of the implementation of an approved Disaster Recovery Plan or Business Continuity Plan in accordance with their respective terms) shall be dealt with through the Change Management Procedures and shall require the prior written consent of TELUS or the TELUS Group Member, as applicable, which consent may be withheld in its sole discretion. For any such approved Change of service location, TI will reimburse to TELUS or the TELUS Group Member, as applicable, any incremental costs and expenses reasonably incurred by TELUS as a result of such change of service location.

(c)                                                          If TELUS or the TELUS Group Member, as applicable, requests that TI provide the applicable Services from a different service location than that specified in the applicable SOW, TI shall use commercially reasonable efforts to comply with such request. The parties to the SOW shall, through the Change Management Procedures, agree on any changes required to the applicable Fees for such Services and TELUS or the TELUS Group Member, as applicable, shall reimburse to TI any one-time incremental costs and expenses reasonably incurred by TI as a result of such change of service location.

4.4                               Software Virus and Disabling Code

If TI becomes aware that a Software Virus or Disabling Code is contained in the Services or any deliverable, TI will immediately notify TELUS and either immediately remove the Software Virus or Disabling Code from the Services or deliverable to the reasonable satisfaction of TELUS or replace the affected Service or deliverable with a materially equivalent Service or deliverable that does not contain a Software Virus or Disabling Code.

4.5                               Non-Exclusive

This Agreement is non-exclusive and does not in any way limit TELUS’ or TELUS Group Member’s right to contract with any other Person for the provision of services similar or identical to the Services, or for the provision by TI of other products or services to TELUS or TELUS Group Members.

ARTICLE 5
CHANGE IN SERVICES

5.1                               Change in Services

At any time, either Party may request a Change.  If the requested change relates solely to a SOW executed by a TELUS Group Member, a reference to TELUS or a Party in this Article will be deemed to be a reference to the applicable TELUS Group Member.  All Changes must be initiated through the change management procedures set forth in this Article 5 (the “Change Management Procedures”) by submitting to the other Party a written notice including all relevant information reasonably required for the proper consideration of such Change (such written notice for any Change other than a Mandatory Change being called a “Regular Change Request”).

5.2                               Change Request

Following the delivery of a Regular Change Request, the following provisions will apply:

(a)                                                         upon receipt of a Regular Change Request from TELUS, TI will prepare a proposal (a “Change Proposal”) within ten (10) Business Days, (or such longer or shorter period of time as agreed to by the Parties, which Change Proposal will include a description of the impact of the proposed Change on the following (to the extent applicable having regard to the nature of the proposed Change):

(i)                                the cost of implementation;

(ii)                             the rights and obligations of the Parties under this Agreement or any SOW;

(iii)                          the Services;

(iv)                         the Service Levels or KPIs;

(v)                            an increase or decrease to the Fees; and

(vi)                         any other relevant matter related to this Agreement or any SOW that will be materially impacted.

(b)                                                         If TI initiates a Regular Change Request, TI will prepare and include a Change Proposal with the Regular Change Request.

(c)                                                          TELUS will provide TI with a written response to the Change Proposal within ten (10) Business Days, or such longer or shorter period of time as agreed to by the Parties, of receipt of the Change Proposal from TI, indicating TELUS’ approval of the Change Proposal, its rejection of the Change Proposal (indicating its reasons), the terms of a counter proposal acceptable to TELUS or notice of additional time required by TELUS to consider the Change Proposal.

(d)                                                         Any Change Proposal approved by TELUS without modification, or any counter-proposal made by TELUS and accepted by TI, will constitute a Change Order, and TI will implement the Change in accordance with the particulars of the Change Order.

(e)                                                          If the Parties disagree on any matter relating to a Regular Change Request the matter will be treated as a Dispute to be resolved pursuant to the Dispute Resolution Process, up to but not including arbitration. If the Parties are unable to settle the Dispute through the Dispute Resolution Process, the Regular Change Request will be deemed to have been rejected.

5.3                               Mandatory Changes

TELUS may require TI to implement a Mandatory Change by the delivery of a written request (a “Mandatory Change Request”) to TI, in which case the following provisions will apply:

(a)                                                         the approval or agreement of TI to the Mandatory Change Request is not required;

(b)                                                         the Mandatory Change Request will immediately become a Change Order upon the issuance of the Mandatory Change Request by TELUS, and TI will implement the Mandatory Change following receipt of the Mandatory Change Request from TELUS as soon as reasonably practicable to do so, provided that:

(i)                                TI shall not be required to implement any Mandatory Change which is not technically possible or which, if implemented, would cause TI to be non-compliant with applicable Laws (an “Excluded Mandatory Change”); and

(ii)                             any Excluded Mandatory Change shall be handled by the Parties as a Regular Change Request.

(c)                                                          if, as a result of the Mandatory Change, the Fees are to be increased, decreased or otherwise changed, or any Service Levels, KPIs, time frames, or other terms and conditions of this Agreement or a SOW will be impacted, and a determination must be made regarding the particulars of such increase, decrease, change or impact, then the following procedures will apply:

(i)                                after receipt from TELUS of the Mandatory Change Request, TI will provide TELUS with its proposed adjustment to the Fees and any impact on Service Levels, KPIs, time frames or other terms, with supporting information, including with regard to any increase or decrease to the Fees (an “Impact Assessment”);

(ii)                             after TELUS has received and reviewed the Impact Assessment from TI, TELUS will, acting reasonably, and after due consideration of the Impact Assessment, by written notice to TI set the adjustment to the Fees or such other adjustment or change to the Service Levels, KPIs, time frames or other terms and conditions of this Agreement or the SOW, which adjustment or change will take effect immediately;

(iii)                          if TI disputes any adjustment or change set by TELUS pursuant to paragraph (ii) above, TI shall implement the Mandatory Change notwithstanding the dispute and the dispute will be settled pursuant to the Dispute Resolution Process;

(iv)                         the adjustment or change determined by TELUS will apply until any Dispute has been resolved between the Parties, at which time the Parties will make such adjustments as may be necessary to give effect to the resolution of the Dispute, retroactive (to the extent possible) to the date of the implementation of the Mandatory Change giving rise to such Dispute; and

(v)                            the undisputed portion of any adjustment to Fees as set forth in the Impact Assessment will be paid by TELUS at the time TI implements the Mandatory Change, with any adjustment to Fees subject to any Dispute being payable upon resolution of the Dispute.

5.4                               Legal Effect of Change Orders

A Change Order will be deemed to constitute an amendment to this Agreement and any applicable SOW. From and after the effective date of a Change Order, this Agreement and any applicable SOW will be interpreted as having been amended by the Change Order.

5.5                               Change Disputes

Any disagreement or dispute with respect to a Change, including but not limited to any Fee adjustment required as a result of a Change, shall be treated as a Dispute and dealt with in accordance with the Dispute Resolution Process:

(a)                                                         up to but not including arbitration if the Change is a Regular Change; and

(b)                                                         up to and including arbitration if the Change is a Mandatory Change.

ARTICLE 6
SERVICE LEVELS

6.1                               Service Levels and KPIs

TI shall provide the Services to TELUS or TELUS Group Member, as applicable, at or above the applicable Service Levels and shall make commercially reasonable efforts to meet or exceed the applicable KPIs. Without limiting the generality of the foregoing, TI shall make commercially reasonable efforts to perform the Services at overall levels of accuracy, completeness, timeliness, responsiveness, resource efficiency and productivity equal to or higher than accepted industry standards for first tier providers of comparable services.

6.2                               [***] and [***]

(a)                                                         The Service Levels and KPIs under the SOWs will be subject to this Article 6 and the Service Level Methodology attached as Schedule 6.2.

(b)                                                         Subject to Section 6.4, in the event that TI [***] which [***], TI shall issue to TELUS or the TELUS Group Member, as applicable, the [***] calculated in the manner specified in the applicable SOW. If the same event causes more than one [***] in any particular SOW in a particular month, TI will only be obligated to [***], as chosen by TELUS or the TELUS Group Member, as applicable, in its discretion, in respect of [***].

(c)                                                          The parties to a SOW may agree in a SOW to waive or suspend the [***] and [***] for [***] for an agreed period of time in connection with the ramp-up or ramp-down of specific projects. Ramp-up and ramp-down periods shall be as set out in the applicable implementation plan or transition-out plan.

(d)                                                         [***] constitute a [***] of [***] which TELUS or the TELUS Group Member, as applicable, will [***] as a result of the applicable [***], and do not and will not [***]. The issuance or granting of [***] is a non-exclusive remedy and TELUS or the TELUS Group Member, as applicable, is entitled to pursue any and all remedies it may have under this Agreement or at law in connection with [***] notwithstanding that TI issues a [***] in respect of [***].

(e)                                                          Where TELUS or the TELUS Group Member, as applicable, is entitled to a [***], TI shall apply the [***] to the monthly invoice for the particular SOW for the month following the month in respect of which the [***] was [***]. To the extent not [***], [***] (other than [***] referred to in the next sentence) may be carried over to subsequent months.  In no event will [***] payable by TI for [***] in [***] exceed [***] of [***] for such month, excluding [***].

(f)                                                           A SOW may provide for an [***] to TI in respect of a particular [***]. TI may only use [***] to [***] against [***] provided or available to TELUS or the TELUS Group Member, as applicable, as further described in the particular SOW.

(g)                                                          TI shall apply [***] to the monthly invoice for the particular SOW for the month following the end of the applicable [***] period in respect of [***], and will either [***] such [***] against [***] otherwise being [***] on the same invoice (if any) or, if greater than the amount of [***], the difference will be added to such invoice as a [***] (up to [***] equal to the [***] previously [***] and not otherwise offset against previous [***] in the previous [***] months).

6.3                               Incentive Targets

A SOW may provide for a bonus payment to TI where TI meets an Incentive Target. Where TI has earned an Incentive Target bonus, TI shall apply the prescribed bonus amount to the monthly invoice for the particular SOW for the month following the month in respect of which it was earned.

6.4                               Excused Failure

Notwithstanding any other provision of this Agreement or any SOW, TI will not be liable for Service failure or disruption, including the payment of Service Level Credits, where the failure or disruption is an Excused Failure.  Where the cause of the Service failure or disruption is only partially attributable to the causes contained in the definition of Excused Failure, the parties to the applicable SOW shall, acting reasonably, apportion liability for payment of the applicable Service Level Credit(s) based on a proportionate basis.

6.5                               Chronic Service Failure

In the event of a Chronic Service Failure, TI shall, after resolving any immediate problem: (i) investigate, assemble and preserve pertinent information with respect to, and report on the causes of, the problem, including performing a root cause analysis of the problem; (ii) prepare and submit to TELUS or the TELUS Group Member, as applicable, within thirty (30) days of such Chronic Service Failure a formal remediation plan outlining the steps and procedures which TI recommends should be taken to correct the problem; (iii) upon TELUS’ or the TELUS Group Member’s, as applicable, approval of the formal remediation plan, implement the formal remediation plan, in no case later than ninety (90) days after such Chronic Service Failure; and (iv) take appropriate preventative measures so that the problem does not recur. TELUS’ or the TELUS Group Member’s, as applicable, rights and TI’s obligations under this Section will be without prejudice to all other rights and remedies TELUS or the TELUS Group Member may have under this Agreement and the applicable SOW.

6.6                               Record Keeping and Service Level Reporting

(a)                                                         TI will keep and safeguard: (i) all operational Data of TI relevant to the provision of the Services and required for the calculation of the Service Levels, KPIs, Service Level Credits, Earn Back Credits, Incentive Targets and [***] for a period of twelve (12) months following the date the applicable Services were provided; and (ii) all other relevant financial and accounting books and records relating to the Services for the duration of the Term and twelve (12) months after the date of termination or expiration of the Term; subject, in all cases, to any longer period required by applicable Law or by TI’s or TELUS’ document retention policies. In the case of any pass-through charges or reimbursable expenses made by TI on TELUS’ or the TELUS Group Member’s, as applicable, behalf, such financial and accounting books and records shall include supporting vouchers, invoices and other documentation showing all expenditures, charges, taxes and related calculations.

(b)                                                         TI shall deliver to TELUS and the applicable TELUS Group Member(s) monthly reports, within twenty-five (25) days of each month end, in a form to be agreed between TI and TELUS through the Governance Process (the “Service Level Reports”) (including at TELUS’ request, executive summaries) identifying, for each SOW:

(i)                                the actual level of performance achieved with respect to the Service Levels, KPIs and Incentive Targets specified in the SOW,

(ii)                             details surrounding any failure or disruption of services, including any failure to achieve Service Levels and KPIs, Excused Failures or Chronic Service Failures, and summaries of root cause analyses and corrective action taken by TI,

(iii)                          the amount of applicable Service Level Credits and Earn Back Credits, if any, credited or to be credited in respect of the applicable month,

(iv)                         the bonus amount, if any, payable to TI for achievement of Incentive Targets during the applicable month, and

(v)                            such other information as may be required by each applicable SOW and such other information or data pertaining to the Service Levels and KPIs and performance of the Services that TELUS may reasonably request from time to time.

ARTICLE 7
CONTINUOUS IMPROVEMENT

7.1                               Continuous Improvement

(a)                                                         The Parties recognize that in a long-term services arrangement there are opportunities to improve the quality, efficiency and cost effectiveness of the Services over time. Accordingly, TI agrees to make commercially reasonable efforts during the Term to proactively identify opportunities to improve the quality, efficiency and cost-effectiveness of the Services including, where applicable, the implementation of new business processes and technology. TI shall report on, and the Parties will discuss, such opportunities as a recurring relationship governance item.

(b)                                                         In addition to the general commitment by TI on continuous improvement under Section 7.1(a), the parties to a SOW may agree on a [***] for a particular Service, to be set out in the applicable SOW. If TI [***] to [***] the [***], TI will [***] the [***] to TELUS or the TELUS Group Member, as applicable, set forth in the applicable SOW on the first invoice of the Contract Year immediately following the Contract Year in which [***]. The [***] will be in addition to any [***] for [***] to [***] the [***] in accordance with Section 9.1(e).

ARTICLE 8
FEES, PRICE REVIEW AND BENCHMARKING

8.1                               Guiding Principle in Establishing the Fees

The Fees payable to TI pursuant to this Agreement and the SOWs have been and shall be established on an arm’s length/fair market value basis, in line with competitive prices for comparable services with similar terms between unrelated parties.

8.2                               Fees

(a)                                                         In consideration of TI providing (or causing to be provided) the Services, TELUS or the TELUS Group Member, as applicable, shall pay to TI the Fees set forth in each SOW (as amended from time to time) together with all applicable Taxes and Regulatory Fees. Each SOW will set forth the methodology used to calculate the Fees and provide an itemized breakdown of the Fees payable for the Services delivered pursuant to that SOW. For any SOW in place as at the Effective Date which has Fees priced in Canadian dollars (including as expressly stated in the SOW or pursuant to Section 1.4), TI will invoice TELUS for such Fees together with any applicable Taxes and Regulatory Fees in United States dollars using a conversion rate of:

1 Canadian dollar = 0.80 United States dollars

(the “Fixed Conversion Rate”). At the time of renewing such SOW(s), or at such earlier time as may be agreed by the Parties, the Fees in such SOW(s) will be restated in United States dollars using the Fixed Conversion Rate.

(b)                                                         Except as otherwise specified in a SOW, Fees for Services covered by the Global Rate Card will be based on the rates set forth in the Global Rate Card. For new Services not covered by the Global Rate Card, where possible TI will use Fees for then current similar Services as a baseline reference point for pricing such new Services. Notwithstanding anything else in this Agreement, Fees for Services subcontracted by TI to [***] (“[***]”) pursuant to a SOW set out in Schedule 8.2(b)(i) ([***] SOWs) or pursuant to any other SOW executed by TI and TELUS after the Effective Date (“[***] Services”) will be based on the rates set forth in such SOW, and such [***] Services shall be excluded from any Benchmarking pursuant to Section 8.8 (Third Party Benchmarking).

(c)                                                          If a SOW provides for the reimbursement to TI of out of pocket expenses, TI shall invoice TELUS or the TELUS Group Member, as applicable, and TELUS or the TELUS Group Member shall pay TI, for such out-of-pocket expenses which TI or its authorized subcontractors reasonably and necessarily incurred in order to perform the Services under that SOW, provided that: (i) the types of expenses being claimed are pre-approved by TELUS or the TELUS Group Member, as applicable, or, if specified in a SOW, the actual expenses are pre-approved by TELUS or the TELUS Group Member, as applicable; (ii) such payments shall not exceed the limits, if any, set forth in the applicable SOW, and (iii) TI submits reasonable supporting documentation.

(d)                                                         Except for the Fees and other charges expressly provided for in this Agreement, and except as otherwise set forth in any SOW:

(i)                                TELUS or the TELUS Group Member, as applicable, shall not be responsible for any fees, charges or expenses incurred by TI in connection with this Agreement, the SOWs and the Services; and

(ii)                             TI and TELUS or the TELUS Group Member, as applicable, will be responsible for its cost of providing all facilities, personnel, training, supplies and other resources as are necessary to perform its obligations under this Agreement and the SOWs.

8.3                               Invoicing and Payment

(a)                                                         TI and TELUS agree that all invoices will be denominated and delivered by TI in United States dollars and invoiced amounts will be paid by TELUS or the TELUS Group Member, as applicable, in United States dollars, subject to the other terms in this Agreement.

(b)                                                         Within fifteen (15) Business Days after the end of each month, or at such other time as may be agreed in the applicable SOW, TI shall deliver an invoice to TELUS or the TELUS Group Member, as applicable, by email or any other method agreed to by the Parties, for the Services covered in a SOW and delivered by TI in the immediately preceding month. TELUS or the TELUS Group Member, as applicable, shall, subject to Section 8.4, pay the amount due within sixty (60) days following receipt of the invoice, by electronic funds transfer or any other means mutually acceptable to the Parties.

8.4                               Fee Disputes

(a)                                                         If TELUS (on behalf of itself or a TELUS Group Member) wishes to dispute an invoice, it shall do so through the Dispute Resolution Process. TELUS shall promptly advise TI of the amount of the invoice that TELUS considers to be in Dispute, together with a reasonably detailed description of the Dispute, and will promptly pay any undisputed portion (and TELUS may withhold payment of the disputed portion). Each Party will continue performing its obligations under this Agreement while any dispute is being resolved unless and until such obligations are terminated by the termination of this Agreement or by the termination or expiration of an applicable Statement of Work except that, notwithstanding the foregoing, each Party will continue to perform its obligations pursuant to Section 19.6 for the period of time set out therein.

(b)                                                         Payment by TELUS or the TELUS Group Member, as applicable, shall not preclude TELUS from contesting any charges TELUS believes to be improper or incorrect, and acceptance by TI of a partial payment will not constitute a waiver by TI of any claim that it may have to receive full payment of the invoice. Any such claims, whether by TI or by TELUS, shall be dealt with pursuant to the Dispute Resolution Process.

8.5                               Taxes and Regulatory Fees

(a)                                                         The Fees set out in the SOWs do not include any Taxes or Regulatory Fees payable by TELUS or the TELUS Group Member, as applicable, under this Agreement or any SOW.

(b)                                                         TI will separately itemize all Taxes and Regulatory Fees on the invoice, unless otherwise specified or required by applicable Laws. TELUS or the TELUS Group Member, as applicable, shall pay Taxes and Regulatory Fees at the same time as the Fees set forth in the invoice.

(c)                                                          Unless TELUS or the TELUS Group Member, as applicable, provides TI with a valid tax or regulatory exemption certificate that is received by TI in a timely manner prior to issuance of the invoice, TELUS or the TELUS Group Member will pay or reimburse TI for Taxes or Regulatory Fees which are payable by TELUS or the TELUS Group Member to any Governmental Authority under applicable Laws arising from the Services, when invoiced by TI. TELUS’ or the TELUS Group Member’s obligations pursuant to this clause shall survive any termination of this Agreement or any SOW.

(d)                                                         TI will specify any applicable tax registration numbers and any other information required under applicable Laws on the invoices and related documentation.

(e)                                                          TI shall not be required to honor or comply with any Tax or Regulatory Fee exemption unless TI has first received a valid and acceptable Tax or Regulatory Fee exemption certificate or other appropriate documentation issued by the applicable Governmental Authority.

(f)                                                           If TELUS or the TELUS Group Member, as applicable, claims a Tax or Regulatory Fee exemption and TI relies on such exemption and does not collect the Tax or Regulatory Fee, and such certificate or other reliance by TI is subsequently found to be invalid by a Governmental Authority, then TELUS or the TELUS Group Member shall compensate TI for any assessments for such Tax or Regulatory Fee levied on TI, and TELUS or the TELUS Group Member shall be liable for any such uncollected Tax or Regulatory Fee, as well as any and all late charges, penalties or interest assessed thereon by any Governmental Authority.

(g)                                                          The Parties agree to cooperate with each other in good faith to enable each Party to determine its Tax liabilities accurately and to reduce such liabilities to the extent permitted by applicable Law, including without limitation by way of such Tax elections as may reasonably be requested by the other Party, provided that neither Party shall be required to agree to any Tax election or to any Change in the structuring of the Fees (or any other Change) requested by the other Party if and to the extent that such Party reasonably believes that such Tax election or Change could have material adverse Tax consequences for it.

8.6                               Price Reviews

(a)                                                         TELUS may, [***], request a review (a “Price Review”) of the then-current pricing of Services to evaluate the value that TELUS and TELUS Group Members are receiving for Services relative to what TI provides (directly or through the other TI Parties) to its Third Party customers for Comparable Services. Such Price Review may, at the request of TELUS, also include a Service Level Review.

(b)                                                         In order to initiate a Price Review and, if applicable, a Service Level Review, TELUS shall provide TI with written notice (a “Price Review Notice”) within [***] after [***]. The Price Review Notice shall specify the particular Services and service locations which will be the subject of the Price Review and, if applicable, the Service Level Review. The Parties recognize that given the number of Services that TI provides, directly or indirectly, to TELUS and the level of effort required to properly normalize comparables, it is neither practical nor desirable to undertake a review of all, or substantially all, of the Services in any single Price Review. Accordingly, unless otherwise mutually agreed by the Parties, a particular Price Review/ Service Level Review will be limited to those core Services identified in the Price Review/Benchmarking Sampling List attached as Schedule 8.7, together with a selection of other Services, if any, that TELUS acting reasonably designates in the Price Review Notice.

(c)                                                          Within [***] of TELUS providing a Price Review Notice, TI and TELUS will agree on a terms of reference document (the “Terms of Reference”) for the Price Review and, if applicable, the Service Level Review. The Terms of Reference will set out the Services to be sampled, the customer agreements to be used as Comparable Services, the applicable Normalization Factors, and the timeline to conduct and complete the review. TI shall prepare the initial draft of the Terms of Reference for review and discussion by the Parties, who shall use commercially reasonable efforts, acting in good faith, to finalize them expeditiously.

If TI is unable to identify a minimum of [***] appropriate, then-current, major Third Party customer services arrangements to use as Comparable Services, the Parties may agree to use only [***] Comparable Services, or may agree to defer the Price Review with respect to certain Services until [***], or to be included instead in an external Benchmarking.  TELUS shall also have the right, but not the obligation, to submit Third Party customer agreements (or redacted information from such agreements) for consideration as Comparable Services. In addition to the minimum Third Party customer services arrangements noted above, TI shall use at least [***] Third Party customer agreement (or redacted information from such agreement) submitted by TELUS as Comparable Services for purposes of the Price Review.

(d)                                                         Forthwith upon completion of the Terms of Reference TI will undertake the Price Review and, if applicable, the Service Level Review on a location by location and Service by Service basis. TI will normalize each Comparable Service and corresponding fees, using the agreed Normalization Factors in accordance with the Terms of Reference, to account for differences between the Services subject to the Price Review and the Comparable Services.

(e)                                                          Forthwith upon completion of the review, and in any event no more than [***] following the date that the Parties complete the Terms of Reference, TI will prepare a written report (the “Price Review Report”) setting out TI’s findings with respect to the Fees for the Services which are the subject of the review, relative to the fees for the Comparable Services, and with respect to the results of the Service Level Review, if applicable. The Price Review Report will include the methodology and calculations used to arrive at the findings.  The Price Review Report will present the findings in a manner that respects customer confidentiality but allows TELUS to understand the comparables, methodology and outcome.  TI shall provide a copy of the draft report to TELUS for review and input prior to finalizing. Any disagreement by TELUS on the content of the Price Review Report will be documented in, and form part of, the final Price Review Report.

(f)                                                           TELUS may, at its sole cost and expense, engage an advisor, who shall be an accountant or other professional with experience in evaluating pricing and related comparables, to assist TELUS in the review and consideration of the Terms of Reference and the Price Review Report. Prior to allowing such advisor to have access to any Confidential Information of the Parties, including this Agreement, the Parties and such advisor shall enter into a non-disclosure agreement in a form to be agreed between the Parties, which shall include at least the same level of non-disclosure obligations as those contained in this Agreement. Without limiting the generality of the foregoing, the form of non-disclosure agreement shall provide that all information obtained through the Price Review will be considered to be confidential information which cannot be disclosed or used by the advisor for any purpose other than the Price Review.

(g)                                                          If in the Price Review Report, the then-current Fees for any of the Services subject to the Price Review are found to be [***] higher or lower than the normalized average of the fees of the Comparable Services, or if the Service Level Review reveals that changes are required, TI shall concurrently with delivering the Price Review Report make a Fee adjustment proposal to TELUS covering the Fees for the Services subject to the Price Review. The Fee adjustment proposal will adjust Fees so that the adjusted Fees align with the normalized average of the fees for the Comparable Services. If applicable, the Fee adjustment proposal will also cover any required changes to Service Levels. Such proposal may include netting out a proposed price decrease for one Service subject to the Price Review against a proposed price increase for another Service subject to the Price Review. The proposal shall take into account any transfer pricing requirements to which the Parties are bound. The effective date of any price adjustments will be the date of the Price Review Notice. If TI fails to implement any Fee adjustment or change within [***] or any Service Level Change within [***] , the matter shall be dealt with pursuant to the Dispute Resolution Process.

(h)                                                         If there is a Dispute between TI and TELUS as to the process or outcome of the Price Review, including without restriction: (i) the preparation or implementation of the Terms of Reference, (ii) the findings in the Price Review Report, or (iii) a Fee or Service Level adjustment proposal by TI, the Dispute will be resolved in accordance with the Dispute Resolution Process. Without limiting the rights and remedies otherwise available to TELUS under this Agreement, where the Dispute involves TELUS disputing a Fee adjustment proposal made by TI, if the difference between the proposal and what TELUS reasonably considers to be an appropriate Fee adjustment is [***], then TELUS may, by providing written notice to TI within [***] of the matter being discussed but not resolved at the end of the period set out in Section 13.1(c), terminate the Services which are the subject of the Fee dispute.  For greater certainty, no such termination shall result in a change to the MSC.

(i)                                                             Each Party will bear its own costs associated with a Price Review.

8.7                               Third Party Benchmarking

(a)                                                         TELUS may, at [***], in lieu of a Price Review, request that a benchmarking exercise be conducted (a “Benchmarking”), using a formal benchmarking process to evaluate the value that TELUS and the TELUS Group Members are receiving for the Services relative to what it could obtain from Third Party service providers for Comparable Services. Such Benchmarking may, at the request of TELUS, also include a Service Level Review.

(b)                                                         In order to initiate a Benchmarking, TELUS shall provide TI with written notice (a “Benchmarking Notice”) within [***] after [***]. The Benchmarking Notice shall specify the particular Services and service locations which will be the subject of the Benchmarking. The Parties recognize that given the number of Services that TI provides, directly or indirectly, to TELUS and the level of effort required to properly normalize comparables, it is neither practical nor desirable to undertake a review of all, or substantially all, of the Services in any single Benchmarking. Accordingly, unless otherwise mutually agreed by the Parties, a particular Benchmarking will be limited to those core Services identified in the Price Review/Benchmarking Sampling List attached as Schedule 8.7, together with a selection of other Services, if any, that TELUS acting reasonably designates in the Benchmarking Notice.

(c)                                                          Upon delivery of the Benchmarking Notice, the Parties will forthwith agree on and retain a Third Party benchmarker (the “Benchmarker”). The Parties will select the Benchmarker by each Party putting forward a proposed qualified candidate, with the Parties agreeing on one of the two proposed candidates, or if the Parties are unable to agree on one of the two proposed candidates, the Parties selecting another mutually agreed-upon qualified candidate. The Benchmarker shall be an independent industry-recognized benchmarking service provider, with experience in international business process outsourcing services arrangements. Unless otherwise mutually agreed by the Parties, a proposed Benchmarker will be deemed not to be independent if it has provided consulting services to a Party within [***] months prior to the date of its proposed selection or will be providing consulting services to a Party within [***] months following the date of its proposed selection. If the Parties cannot agree on a Benchmarker within [***] from the date of the Benchmarking Notice (or such shorter or longer period as they may mutually agree in writing), then the matter shall be immediately referred to the EGC for determination.  If the EGC is unable to agree on a Benchmarker within [***] of the matter being referred to the EGC, TELUS will be entitled to appoint the Benchmarker. For clarity the appointee will be required to meet the independence and qualification requirements set out in this Section.

(d)                                                         Prior to allowing the Benchmarker to have access to any Confidential Information of the Parties, including this Agreement, the Parties and the Benchmarker shall enter into a non-disclosure agreement in a form to be agreed between the Parties, which shall include at least the same level of non-disclosure obligations as those contained in this Agreement. Without limiting the generality of the foregoing, the form of non-disclosure agreement shall provide that all information obtained through the Benchmarking will be considered to be confidential information which cannot be disclosed or used by the Benchmarker for any purpose other than the Benchmarking, including for a benchmarking exercise involving any Third Party.

(e)                                                          The costs of conducting the Benchmarking shall be borne by TELUS, other than TI’s internal costs in connection with the Benchmarking, for which TI will be responsible. TI will provide (and will cause the applicable TI Parties to provide) reasonable access and co-operation to the Benchmarker for the purpose of conducting the Benchmarking.

(f)                                                           The Benchmarker will:

(i)                                within [***] of being appointed, identify a statistically significant reference group of at least three (3) but not more than five (5) providers of Comparable Services for purposes of the Benchmarking. TI and TELUS shall each have the right, but not the obligation, to submit customer agreements (or redacted information from such agreements) for consideration by the Benchmarker as Comparable Services; where a Party submits at least [***] customer agreement (or redacted information from such agreement) as a comparable, the Benchmarker shall consider and use [***] of the agreements (or redacted information from such agreements) submitted by the Party;

(ii)                             within [***] of being appointed as the Benchmarker, submit to TI and TELUS its proposed terms of reference document (the “Terms of Reference”) for the Benchmarking and, if applicable, the Service Level Review. The Terms of Reference will set out the Services to be sampled, the customer agreements to be used as Comparable Services, the applicable Normalization Factors, and the timeline to conduct and complete the review. The Benchmarker shall prepare the initial draft of the Terms of Reference for review and discussion with the Parties, who shall use commercially reasonable efforts, acting in good faith, to finalize them expeditiously with the Benchmarker; and

(iii)                          forthwith upon completion of the Terms of Reference, undertake the Benchmarking and, if applicable, the Service Level Review, on a location by location and Service by Service basis. The Benchmarker will normalize each of the Comparable Services and corresponding fees, using the agreed Normalization Factors in accordance with the Terms of Reference, to account for differences between the Services subject to the Benchmarking and the Comparable Services, and will explain in its written report of findings how the Normalization Factors were applied.

(g)                                                          The Parties will jointly direct the Benchmarker to:

(i)                                conduct the Benchmarking as promptly as is practicable in the circumstances, and in any event no more than [***] following the settlement of the Terms of Reference;

(ii)                             issue a preliminary written report of its findings, which each Party will have a period of [***] from receipt (or such other period as the Parties may mutually agree) to review, comment on and request changes; and

(iii)                          issue a final report of its findings within [***] after the end of the review and comment period (or such other period as the Parties may mutually agree).

(h)                                                         In preparing its final report, the Benchmarker may accept or reject the comments and changes requested by either Party as it deems appropriate in its sole discretion.

(i)                                                             If based on the results of the Benchmarking, the Fees for any of the benchmarked Services are found to be [***] higher or lower than the normalized average of the fees of the Comparable Services, or if the Service Level Review reveals that changes are required, in each case as set out in the Benchmarker’s final report, TI will have [***]from receipt of the Benchmarker’s final report to make a Fee adjustment proposal to TELUS covering the Fees for the Services subject to the Benchmarking. The Fee adjustment proposal will adjust the Fees so that the adjusted Fees align with the normalized average of the fees for the Comparable Services. If applicable, the Fee adjustment proposal will also cover any required changes to Service Levels. Such proposal may include netting out a proposed price decrease for one Service subject to the Benchmarking against a proposed price increase for another Service subject to the Benchmarking. TI shall take into account any transfer pricing requirements to which the Parties may be bound. The effective date of any price adjustments will be the date of the Benchmarking Notice. If TI fails to deliver such proposal within such timeline, then TELUS shall be entitled to propose the Fee adjustment or changes to the Service Levels, which adjustment or changes shall be consistent with the Benchmarker’s final report. If TI fails to implement any Fee adjustment or change within [***] or any Service Level Change within [***], the matter shall be dealt with pursuant to the Dispute Resolution Process.

(j)                                                            If there is a Dispute between TI and TELUS as to the process or outcome of the Benchmarking including without restriction: (i) the preparation or implementation of the Terms of Reference, (ii) the methodology used by the Benchmarker or any finding contained in the final report of the Benchmarker, or (iii) a Fee or Service Level adjustment proposal by TI, the Dispute will be resolved in accordance with the Dispute Resolution Process. Without limiting the rights and remedies otherwise available to TELUS under this Agreement, where the Dispute involves TELUS disputing a Fee adjustment proposal made by TI, where the difference between the proposal and what TELUS reasonably considers to be an appropriate Fee adjustment is [***], then TELUS may, by providing written notice to TI within [***] of the matter being discussed but not resolved at the end of the period set out in Section 13.1(c), terminate the Services which are the subject of the Fee dispute. For greater certainty, no such termination shall result in a change to the MSC.

8.8                               Service Level Review

TELUS may elect to include a Service Level review (a “Service Level Review”) as part of any Price Review or Benchmarking by including such request in the Price Review Notice or the Benchmarking Notice, as applicable. As part of a Service Level Review, TI will (in the case of a Service Level Review forming part of a Price Review) or the Benchmarker will (in the case of a Service Level Review forming part of a Benchmarking) be instructed to formally review the adequacy, appropriateness and achievement of the Service Levels, with a view to:

(a)                                                         identifying any adjustments that may be required, including increasing Service Levels, or adjusting Service Level Credits, Earn Back Credits and other consequences of exceeding or not achieving Service Levels; and

(b)                                                         adding or deleting such new or existing Service Levels as are appropriate to reflect the ongoing requirements of TELUS and TELUS Group Members and having regard to technology advances and the service levels being achieved by market leaders.

8.9                               Set-Off

TELUS or the TELUS Group Member, as applicable, may, upon written notice to TI, set off and deduct, from any amounts payable to TI under this Agreement or any SOW, any undisputed amounts payable to TELUS or the TELUS Group Member by TI. The failure by TELUS or the TELUS Group Member to set off or deduct any amount from an invoiced payment will not constitute a waiver of TELUS’ or the TELUS Group Member’s, as applicable, right to set off, deduct or collect such amount.

ARTICLE 9
MINIMUM SPEND COMMITMENT

9.1                               Minimum Spend Commitment

(a)                                                         TELUS hereby commits to a minimum spend in each Contract Year equal to the Initial MSC, subject to adjustment as provided in this Agreement (such amount, as adjusted from time to time in accordance with this Agreement, the “Minimum Spend Commitment” or “MSC”). The MSC represents an aggregate spend amount for all Services provided directly or indirectly to TELUS, TELUS Group Members and other TELUS Affiliates (other than TI and its subsidiaries) by TI Parties (including pursuant to an Affiliate Agreement), and is not allocated or broken down by country, region or Service. For any partial Contract Years (i.e. a Contract Year consisting of fewer than twelve (12) months), if any, the MSC will be pro-rated based on the actual number of days in the Contract Year.

(b)                                                         In respect of any Contract Year, irrespective of the timing of the delivery, receipt or payment of the invoice, all: (a) amounts paid that are properly allocable (from an accounting perspective) as revenue to TI or its Affiliates from TELUS or its Affiliates pursuant to: (i) this Agreement; (ii) any Affiliate Agreement; (iii) any other agreement between TI or its Affiliate and TELUS or its Affiliate, unless expressly provided otherwise in such agreement; (b) amounts, if any, paid directly by TELUS or its Affiliates to authorized subcontractors of TI; and (c) amounts, if any, paid indirectly by TELUS or its Affiliates to TI or its Affiliates through a Third Party (for example, where TI is a subcontractor of such Third Party), constitute eligible amounts for the satisfaction of the MSC (collectively, the “MSC Eligible Spend”), subject to the following:

(i)                                MSC Eligible Spend in a Contract Year that exceeds the MSC for that Contract Year (whether resulting from amounts paid for new business, increased volumes of Services, or any other reason): (A) will not trigger an increase in the MSC for the following Contract Year(s); and (B) will be carried forward to satisfy the MSC in subsequent Contract Year(s);

(ii)                             amounts paid by TELUS (or a TELUS Affiliate) pursuant to the Amended and Restated Master Reseller Agreement made as of the Effective Date between TI and TELUS (the “MRA”) will be included as MSC Eligible Spend to the extent specifically set out in the MRA;

(iii)                          Taxes and Regulatory Fees paid by TELUS, TELUS Group Members and other TELUS Affiliates do not qualify as MSC Eligible Spend;

(iv)                         bonus payments for Incentive Targets that were achieved in such Contract Year and pass-through expenses invoiced in respect of such Contract Year qualify as MSC Eligible Spend; and

(v)                            Service Level Credits and Earn Back Credits issued in a Contract Year will not be taken into account for the purposes of calculating MSC Eligible Spend (i.e. when calculating MSC Eligible Spend, the Fees paid by TELUS, TELUS Group Members and other TELUS Affiliates for a Service will not be adjusted by the amount of any Service Level Credits or Earn Back Credits issued in respect of such Service); and

(vi)                         If TELUS sells a division of its business to a Third Party and such Third Party continues to receive Services from a TI Party substantially similar to the Services under a SOW with substantially similar terms to the applicable SOW, then the fees paid by such Third Party to the applicable TI Party pursuant to such SOW (not including any amendments or renewals of such SOW) will qualify as MSC Eligible Spend.  For the purposes of this Section 9.1(b)(vi), TELUS will use commercially reasonable efforts to: 1) include a provision in the sale agreement with the Third Party that the Third Party continue to use TI for the Services which TELUS is then receiving from TI in support of the divested business; and 2) recommend and promote TI Services to the Third Party in connection with negotiating and closing the sale transaction.

(c)                                                          Within [***] following the end of each Contract Year, TI will calculate the MSC Eligible Spend for the previous Contract Year and if the MSC Eligible Spend is less than the MSC for such Contract Year (unless and solely to the extent that such deficiency is a result of a Termination for Business or Technological Change, a Termination for Default, a Termination for Chronic Service Failure, a Suspension for Force Majeure or a Termination for Force Majeure during the Contract Year), TELUS will pay to TI an amount equal to [***] of the difference between the MSC Eligible Spend for such Contract Year and the MSC for such Contract Year.

(d)                                                         Subject to Section 9.1(f), the obligation to pay such invoiced amount will be TELUS’ sole liability for any such failure to meet the MSC for that Contract Year and upon payment of the invoiced amount TELUS will be deemed to have satisfied the MSC for that Contract Year.

(e)                                                          TI shall adjust the MSC annually (which adjustment may, for greater certainty, result in either an increase or a decrease of the MSC) on a dollar-for-dollar basis for any of the following events which have occurred during the most recently completed Contract Year:

(i)                                any Termination for Default, Termination for Chronic Service Failure, Termination for Force Majeure, Suspension for Force Majeure or reinstatement of Services previously subject to a Suspension for Force Majeure, in each case where such termination relates to a Baseline Service;

(ii)                             any Termination for Business or Technological Change that relates to a Baseline Service;

(iii)                          any Price Review under Section 8.6 which results in a pricing adjustment to Baseline Services;

(iv)                         any Benchmarking under Section 8.7 which results in a pricing adjustment to Baseline Services; and

(v)                            any agreed [***] or [***] not realized as a result of a failure of TI or a TI Party to achieve [***] under a SOW.

Any MSC adjustment required pursuant to this paragraph (e) will be calculated as follows:

(A)                 In the case of an adjustment pursuant to paragraph (e)(i) or paragraph (c)(ii) above, TI shall adjust the MSC, effective as of the first day of the Contract Year following the year in which such Baseline Service is terminated, by decreasing the MSC by an amount equal to the reasonably projected reduction in annual Fees related to such Baseline Service for the following Contract Year resulting from the termination of such Baseline Service.  The reasonably projected reduction shall be calculated based on (i) the original volume for the terminated Baseline Service in the first Contract Year, and (ii) the Fees for such Baseline Service in effect during the Contract Year of termination, irrespective of actual volume in the Contract Year of termination or the projected volume for such Service in the subsequent Contract Year;

(B)                 In the case of an adjustment pursuant to paragraph (e)(iii) or (e)(iv) above, TI will adjust the MSC by the amount of the change in projected annual Fees for the relevant Baseline Services (calculated by applying the difference in Fees before and after the Price Review or the Benchmarking to the original volumes of the Baseline Services impacted by the pricing adjustment, irrespective of actual current volumes) for the Contract Year following the Contract Year in which the Fee adjustment occurred; and

(C)                 In the case of an adjustment pursuant to paragraph (e)(v) above, TI will adjust the MSC by the amount of the reasonably estimated annualized Fee savings or cost reductions related to Baseline Services that will not be realized by TELUS or the TELUS Group Member, as applicable, in the subsequent Contract Year.

(f)                                                           The Parties hereby establish an MSC Floor, subject to adjustment as provided in this Agreement.  In the event of a Termination for Business or Technological Change during a particular Contract Year, as a result of which the MSC Eligible Spend for such Contract Year is below the MSC Floor, TELUS shall replace such lost MSC Eligible Spend with other MSC Eligible Spend by the end of the then-current Contract Year having a value equal to the difference between the estimated MSC Eligible Spend for such Contract Year, but for the termination, and the MSC Floor.

(g)                                                          If TELUS, TELUS Group Members and other TELUS Affiliates do not collectively add MSC Eligible Spend which makes up such difference by the end of the Contract Year, TI shall invoice TELUS for, and TELUS shall pay to TI, an amount equal to [***] of the difference between the actual MSC Eligible Spend in such Contract Year and the MSC Floor. Such payment will be TELUS’ sole liability for the failure to meet the MSC Floor in connection with a Termination for Business or Technological Change for that Contract Year, and upon payment of such amount TELUS will be deemed to have satisfied the MSC Floor for that Contract Year.

(h)                                                         For greater certainty: (a) no such shortfall payments will count as MSC Eligible Spend for such Contract Year or for any subsequent Contract Year; and (b) no such shortfall will result in a decrease in the MSC Floor for such Contract Year or for any subsequent Contract Year(s).

(i)                                                             The adjustments to the MSC described in Section 9.1(e) can never result in the MSC for the following Contract Year being lower than the MSC Floor for such Contract Year. If the result of the adjustments as calculated pursuant to Section 9.1(e)  would result in the MSC for a Contract Year being lower than the MSC Floor for such Contract Year, then the MSC for such Contract Year will be deemed to be equal to the MSC Floor for such Contract Year. Notwithstanding the foregoing, where Services are terminated pursuant to a Termination for Default, a Termination for Chronic Service Failure, a Termination for Force Majeure or suspended for a Suspension for Force Majeure, and as a result of such termination or suspension, the MSC Eligible Spend for such Contract Year were below the MSC Floor, the MSC Floor will be adjusted for the following Contract Year, on a dollar-for-dollar basis, based on the amount by which such termination or suspension caused the MSC Eligible Spend to fall below the MSC Floor, with such adjustment being effective the first day of that Contract Year. If any such adjustment to the MSC Floor relates to a Suspension for Force Majeure and the suspended Services are subsequently reinstated, the MSC Floor will automatically be readjusted upwards, effective the first day of the following Contract Year, by the same amount by which it had initially been reduced for such Suspension for Force Majeure.

(j)                                                            The adjustments to the MSC described in Sections 9.1(e), 9.1(f) and 9.1(g) shall be calculated in the following order:

(i)                                adjustments under Sections 9.1(e)(i) and  9.1(e)(ii);

(ii)                             adjustments under Sections 9.1(e)(iii), 9.1(e)(iv), and 9.1(e)(v); and

(iii)                          adjustments under Sections  9.1(f) and 9.1(g).

For clarity, where the MSC has been adjusted, TI will conduct the next annual MSC review using the new MSC, with such new MSC being subject to adjustment in accordance with this Section 9.1.

(k)                                                         TI will track and report on the status of the MSC Eligible Spend on a quarterly basis during each Contract Year. Commencing in the second Contract Year, TI will calculate all applicable MSC and MSC Floor adjustments in accordance with this Article 9 within [***] following the commencement of the applicable Contract Year, with the adjustments to be effective as of the first day of that Contract Year. Upon calculating such adjustments, TI will provide written notice of the adjustments to TELUS for review and approval, together with the underlying calculations used to determine the adjustments. Where TI determines that as a result of an adjustment TELUS is obligated to make a payment to TI under this Article, TI will include the amount payable and the underlying calculations used to determine such amount in TI’s adjustment notice to TELUS, together with a related invoice.

(l)                                                             Within [***] after the Effective Date, TI will provide to TELUS a draft Schedule 9.1 setting out detailed single and multi-year example calculations of adjustments to the MSC and MSC Floor. Thereafter, TI and TELUS will, acting in good faith, work together to finalize a mutually agreeable Schedule 9.1 containing such examples and execute an amendment adding such Schedule 9.1 to this Agreement. Schedule 9.1 will include, for informational purposes only, examples of adjustments to the MSC and MSC Floor reflecting the Parties’ understanding of how adjustments are to be effected.

ARTICLE 10
RELATIONSHIP MANAGEMENT

10.1                        Governance Structure

In order to effectively implement and manage the Services relationship to enable the Parties to realize their mutual objectives set out in Section 2.1, the Parties have agreed to institute and maintain a structured governance process which consists of stakeholder and executive involvement at all levels of the two organizations and formalized relationship reviews. The details of this process (the “Governance Process”) are set forth in this Article and in Schedule 10.1.

10.2                        Formal Executive Governance Review

Periodically during the Term, the SMC will review the overall Governance Process, so as to potentially enhance the effectiveness of the structure and processes in order to enable the Parties to:

(a)                                                         clearly understand their responsibilities under the Agreement and the SOWs;

(b)                                                         work co-operatively together over the Term; and

(c)                                                          have a governance structure that is practical, timely and effective.

The SMC will submit its joint written recommendations for improvements, if any, to the Governance Process to the EGC for approval. Once approved, TI will prepare within [***] a draft amendment to this Agreement (and, as applicable, a Change Order) documenting the approved improvements.

10.3                        Comprehensive [***]

At its first meeting after the end of the [***], the SMC will form a Working Group responsible to complete a full-scale review of the relevant portions of this Agreement, excluding provisions related to the MSC, MSC Floor and the Term, to assess where the services relationship has been successful and where the services relationship could be improved, having regard to the mutual objectives set out in Section 2.1 (the “[***]”). The Working Group will complete the [***] within [***] of the Working Group’s formation unless extended by direction of the SMC, and will produce and deliver to the SMC a written report containing specific recommendations for improving the services relationship. The SMC will consider and provide feedback on the report, and once the report is finalized will present the report to the EGC. TI will prepare within [***] a draft amendment to this Agreement (and, as applicable, a Change Order) documenting any changes to this Agreement or any SOW which are directed by the EGC and the TELUS and TI Chief Executive Officers, as applicable, arising from the report, recommendations and related discussions, and will similarly amend (or cause to be amended) any authorized subcontract, as required.  For greater certainty, in the event of any Dispute with respect to any proposed change to this Agreement or to any SOW resulting from the [***], there shall be no recourse to arbitration under the Dispute Resolution Process.

10.4                        [***]

If at any time there is a proposed [***], either Party may, by written request to the other Party, initiate a [***] of the Specified Provisions (and any other provisions of this Agreement or any SOW as may be mutually agreed between the Parties, in their sole discretion) prior to completion of the [***] (including for the purpose of [***]). The [***] of any Specified Provision will be completed by the SMC with direction from the EGC. A Party shall, subject to applicable confidentiality restrictions and compliance with applicable Law, give the other Party prior written notice of any [***]. The Parties agree to use commercially reasonable efforts to negotiate in good faith such amendments as may be necessary or appropriate in light of the [***] before the [***] completes; provided however that, having used commercially reasonable efforts to reach agreement (including through the Dispute Resolution Process, up to but not including arbitration), neither Party is required to agree to any amendment to the provisions of this Agreement or any SOW, including the Specified Provisions.

10.5                        Performance Review

(a)                                                         TI shall prepare and deliver to TELUS, for review and discussion by TELUS, a quarterly report identifying the actual level of performance achieved with respect to all [***] then in effect under the SOWs, and for the [***] in each [***], details surrounding any failure to achieve [***] in the current [***] and the [***]  to TELUS, as applicable.

(b)                                                         Upon signing this Agreement, the Parties will create a form of [***] business review scorecard (the “Balanced Scorecard”) as a measurement tool to assess and evaluate the effectiveness of the services relationship and to identify areas of potential or necessary improvement. The Balanced Scorecard will be subject to input and approval of TELUS through the SMC. Regular client satisfaction surveys and the [***] report described in paragraph (a) above will form a component of the Balanced Scorecard. Once created, for each [***] thereafter during the Term, TI will prepare a Balanced Scorecard, to be delivered to TELUS on a schedule to be agreed by the Parties and which aligns with the applicable Relationship Governance meetings. TI shall include all necessary supporting documentation with the completed Balanced Scorecard. The Parties will periodically review the format and elements of the Balanced Scorecard as part of the relationship reviews provided for at Sections 10.2 and 10.3.

10.6                        Key Personnel

(a)                                                         If any Representatives or other personnel of TI are listed as key personnel in a Statement of Work, the services of such individuals (“Key Personnel”) are deemed essential to the satisfactory performance of the Services by TI.  For clarity, the designation of any personnel as Key Personnel must be mutually agreed to by the parties to the Statement of Work.

(b)                                                         TELUS will have the right to recommend and approve the initial assignment, as well as any proposed reassignment or replacement, of any Key Personnel.  Before assigning an individual to any Key Personnel position, TI will notify TELUS of the proposed assignment, will introduce the individual to the appropriate TELUS representatives, and will provide TELUS with a resume and any other information about the individual reasonably requested by TELUS.  TELUS reserves the right to interview the individual before granting approval.

(c)                                                          TI will not remove any Key Personnel from their assigned roles without the prior written consent of TELUS, except where such Key Personnel must be replaced for reasons of illness, disability, resignation, termination or promotion. TELUS reserves the right to require the immediate removal from provision of the Services of any TI Representatives or Key Personnel who are found, in the judgment of TELUS, to be unacceptable.

(d)                                                         Replacement personnel for any removed Key Personnel will have experience and qualifications that are equal or superior to those of the removed personnel and will be available within [***] of such removal. Even if replacement personnel are provided, TI will still be responsible to meet its completion dates as set forth in the Statement of Work.

ARTICLE 11
POLICIES, CODES AND REQUIREMENTS

11.1                        TELUS Policies and Codes

(a)                                                         TI shall comply with the TELUS policies and codes listed in Schedule 11.1 and any other applicable policies and codes made available by TELUS to TI up to the Effective Date (collectively, the “TELUS Policies and Codes”). TI shall also comply with new, additional or amended policies and codes as TELUS may, from time to time, reasonably require TI to comply with by notice to TI after the Effective Date through the Change Management Procedures, which compliance may, at TELUS’ option, constitute a Mandatory Change pursuant to the Change Management Procedures.

(b)                                                         TELUS hereby confirms to TI that it has obtained, and will obtain, any consents required under applicable Privacy Laws in order to provide TI with access to Personal Information of TELUS’ customers and employees for purposes of providing the Services.

11.2                        Security Requirements

(a)                                                         Without limiting the generality of Section 11.1, in delivering Services, TI and its Representatives and authorized subcontractors will at all times comply with TELUS’ Information Security Requirements attached as Schedule 11.2 and all other security policies, requirements and standards applicable to the premises, facilities, systems and data of TELUS or the TELUS Group Member, as applicable, of which TELUS or the TELUS Group Member notifies TI. In the event that any such TI Representative or authorized subcontractor fails to comply with the Information Security Requirements and such policies and requirements, TI will immediately remove such individual from the provision of Services pursuant to this Agreement and any SOW. Further, if, in the sole opinion of TELUS, any such TI Representative or authorized subcontractor is deemed to present a security risk to TELUS, TELUS may require that TI immediately remove such individual from the provision of Services.  References to authorized subcontractors in this Article 11 include the employees and representatives of such authorized subcontractor.

(b)                                                         TI will complete, at its own expense, TELUS’ security clearance process, for all of TI’s and TI’s subcontractors’ Representatives and other personnel who are to be provided access to TELUS’ premises, facilities or systems. Within 30 days of on-boarding a TI or TI subcontractor Representative or other personnel, a TELUS attestation letter must be remitted to TELUS by TI, which confirms TI has completed and retained the following documents:

(i)                                TELUS Consent for Criminal Record Check;

(ii)                             verification of identity; and

(iii)                          current criminal records check with no criminal record (current is recent 12 months).

TI will retain such documents for five (5) years. Upon request by TELUS, TI will provide the completed documents to TELUS to verify completion and accuracy.

ARTICLE 12
DISASTER RECOVERY AND BUSINESS CONTINUITY

12.1                        Disaster Recovery Plan; Business Continuity Plan

(a)                                                         TI covenants that it has developed and will update regularly, in conjunction with TELUS, a disaster recovery plan to deal with the recovery and restoration of critical infrastructure supporting the Services under this Agreement and any Affiliate Agreement (each a “Disaster Recovery Plan”) and a business continuity plan to deal with TI’s ability to continue critical business processes impacted by any business interruption (each a “Business Continuity Plan”), in each case consistent with industry standards, for each TI location from which Services are provided under this Agreement, any Affiliate Agreement and any SOW. In addition, TI will require that any authorized subcontractors of TI also maintain and keep current reasonable disaster recovery plans for locations from which such authorized subcontractors perform Services. TI will provide TELUS with complete copies of the plans and any amendments made to the plans. The Parties will meet once during a Contract Year, or such other frequency as may be mutually agreed, to test, and if necessary, update or supplement the plans. Once adopted, TI shall maintain the approved plans in place and shall not make any changes to the plans without the prior consent of TELUS.

(b)                                                         Upon the occurrence of an Event of Force Majeure or other business interruption contemplated by the applicable Business Continuity Plan and/or Disaster Recovery Plan, TI shall immediately notify TELUS and if applicable the TELUS Group Member in writing, activate and comply with the applicable Business Continuity Plan and Disaster Recovery Plan and restore the affected Services (including “Services” as defined under any Affiliate Agreement) as soon as reasonably possible (but in any event within time period set out in the applicable Business Continuity Plan, Disaster Recovery Plan or the affected SOW). TI will provide TELUS and if applicable the TELUS Group Member with regular updates on the status of the Event of Force Majeure and the implementation and functioning of the Business Continuity Plan and Disaster Recovery Plan in accordance with such plans.

(c)                                                          Without limiting TI’s obligations hereunder, whenever an Event of Force Majeure or other business interruption contemplated by the applicable Business Continuity Plan and/or Disaster Recovery Plan causes TI to allocate limited resources among TI’s customers, TI will not take resources used to provide the Services (including “Services” as defined under any Affiliate Agreement) to TELUS or a TELUS Group Member and re-deploy them to provide services to other TI customers without the prior written consent of TELUS or a TELUS Group Member, as applicable. When allocating additional resources as a result of an Event of Force Majeure or other business interruption contemplated by the applicable Business Continuity Plan and/or Disaster Recovery Plan, TI will treat TELUS and each TELUS Group Member no less favourably than any of its other customers in the allocation of such resources.

ARTICLE 13
DISPUTE RESOLUTION

13.1                        Dispute Resolution Process

(a)                                                         The Parties agree to use good faith efforts to resolve any dispute, controversy or claim relating to or arising from or related to this Agreement or any SOW (in each case, a “Dispute”), in accordance with the Dispute Resolution Process set forth in this Article 13. In the case of a Dispute under a SOW, TI and TELUS or TELUS Group Member, as applicable, will attempt in good faith to resolve such Dispute informally through their respective personnel named in the applicable SOW or, if no such personnel is named in the applicable SOW, through the applicable TI CSM and the

TELUS Rep (as such terms are defined in Schedule 10.1) responsible for the affected Services. If they are not able to resolve such Dispute within ten (10) Business Days or such other time period as may be set forth in the applicable SOW, TI or TELUS (on behalf of itself or the TELUS Group Member) may commence the formal Dispute Resolution Process under this Article 13.

(b)                                                         Either Party may commence the Dispute Resolution Process by informing the other Party and the SMC in writing of the nature of the Dispute with all relevant information (a “Dispute Notice”). The SMC will meet within five (5) Business Days of the receipt of the Dispute Notice to review the information with the objective of resolving the Dispute. The SMC will, in response to the other Party’s reasonable requests, meet as often as reasonably required and provide any other information reasonably related to the Dispute with the objective of resolving the Dispute.

(c)                                                          If the SMC is unable to resolve the Dispute within twenty (20) Business Days of the initial referral in Section 13.1(b), either Party may refer the matter to the EGC by written notice to the other Party and to the EGC. If the EGC cannot resolve the Dispute within fifteen (15) Business Days of their referral, or within any other delay as may be agreed between the Parties, either Party may, by notice in writing to the other Party, refer the Dispute to binding arbitration as set out below.

(d)                                                         Any Dispute which cannot be settled in accordance with Sections 13.1(a) to 13.1(c) above, shall be exclusively settled in accordance with this Section 13.1(d) to the exclusion of the courts, subject to the exceptions contained in Section 13.1(e).

The Parties shall attempt within ten (10) days of the date of referral to arbitration to agree on a single arbitrator, who shall be called to the British Columbia bar and be familiar with commercial law and the international business process outsourcing services industry, with a preferred expertise in the area of international contact centre outsourcing services. If the Parties are unable to agree upon an arbitrator, then either Party may apply to the British Columbia International Commercial Arbitration Centre for the appointment of the arbitrator, in accordance with its rules of procedure. The arbitrator shall proceed with the hearing within fifteen (15) days of his/her appointment and shall render a decision within fifteen (15) days after the completion of the hearing. Except as set forth below with respect to a Dispute relating to the impact on Fees resulting from a Mandatory Change, the Parties will apply the procedure rules determined by the arbitrator. The arbitration proceedings and the arbitral award shall be held confidential. The seat of arbitration shall be Vancouver, British Columbia and the arbitration shall be conducted in English. The award of the arbitrator shall be final and binding. All the arbitration procedural costs (excluding, for clarity, party costs) shall be shared equally by the Parties, unless otherwise decided by the arbitrator.

In the case of a Dispute with respect to the impact of a Mandatory Change on Fees or an adjustment to Fees related to a completed Benchmarking exercise, each Party will submit to the arbitrator its proposal (a “Final Offer”) on the appropriate Fee adjustment in connection with the Mandatory Change or Benchmarking, as applicable, together with such supporting information as it deems appropriate. The

Parties shall instruct the arbitrator to consider both Final Offers and the arbitrator will only have the authority to select (without modification) one Final Offer, being the Final Offer which the arbitrator believes most fairly reflects the actual Fee impact of the Mandatory Change. The arbitrator’s decision shall be final and binding.

(e)                                                          Notwithstanding any provision contained in this Agreement or any SOW to the contrary, the Parties agree that the Dispute Resolution Process set forth in this Article 13 shall not apply in circumstances where:

(i)                                the claimant is seeking a temporary restraining order or other immediate injunctive relief;

(ii)                             a Third Party has brought a claim in court against one Party, who wishes to implead the other Party in such proceeding, except with the consent of such Third Party; or

(iii)                          the dispute relates to Claims in respect of Intellectual Property, whether initiated by Third Parties or by a Party.

The Parties further agree that Section 13.1(d) shall not apply in circumstances where this Agreement specifically references arbitration as not being applicable.

(f)                                                           TELUS and TI will record and save in a mutually determined location all documentation related to a Dispute (including the final outcome of same) within five (5) Business Days after its final resolution.

13.2                        Reliability - Performance Notwithstanding Dispute

The Parties agree that, in light of the paramount importance of the reliability of the Services, in order to fulfil the Customer First obligations of the Parties, except where clearly and unambiguously prevented by the nature of the matter that is the subject of the Dispute and without limiting either Party’s rights of termination under Article 19, each of TI and TELUS or the TELUS Group Member, as applicable, shall continue performing their respective obligations under this Agreement and the SOWs (including payment of Fees in the case of TELUS and the performance of services in the case of TI) while the Dispute is being resolved, unless and until such obligations are terminated or expire in accordance with the provisions of this Agreement or the applicable SOW. For greater certainty, each of the Parties agrees that only the specific item that is the subject of the Dispute shall be subject to the Dispute Resolution Process under this Article 13 (for example, if a portion of an invoice is disputed by TELUS, only the disputed amount will be subject to the Dispute Resolution Process and TELUS or the TELUS Group Member, as applicable, will be required to pay the non-disputed amount).

ARTICLE 14
OWNERSHIP OF INTELLECTUAL PROPERTY

14.1                        Pre-Existing Intellectual Property

(a)                                                         All Intellectual Property Rights and all Proprietary Materials owned by a Party, its licensors or subcontractors or Affiliates as at the Effective Date shall continue to be owned by such Party, its licensors or subcontractors or Affiliates and, except as expressly provided in this Agreement or any SOW, the other Party shall not acquire any right, title or interest in or to such Intellectual Property Rights or the Proprietary Materials.

(b)                                                         TI grants to TELUS or the TELUS Group Member, as applicable, a non-exclusive, non-transferable, perpetual right and royalty-free license to use any Intellectual Property Rights and Proprietary Materials of TI to the extent necessary for, and for the sole purpose of, utilizing the Services, or related or similar services after the termination of this Agreement, and performing TELUS’ or the TELUS Group Member’s, as applicable, obligations under this Agreement or any SOW. In a general manner, TI shall retain ownership of all its property rights on the programs, software, internal procedures, methodologies, including without limitation process documentation and scripts written by TI for its internal use.

(c)                                                          TELUS or the TELUS Group Member, as applicable, grants to TI (with a right to grant a sublicense to any Affiliate or authorized subcontractor of TI, provided that such Affiliate or authorized subcontractor first agrees in writing to be bound by the provisions of this Section 14.1(b) and Section 14.2(a) in favour of TELUS) a non-exclusive, non-transferable right and royalty-free license during the term of this Agreement to use any Intellectual Property Rights and the Proprietary Materials of TELUS or the TELUS Group Member, as applicable, to the extent necessary for, and for the sole purpose of, providing the Services and otherwise performing its obligations under this Agreement and any SOW. For greater certainty, this provision shall not restrict, expand or amend in any way the terms of any trademark license in effect as of the Effective Date between TELUS or any of its Affiliates and TI or any other TI Party, including without limitation the trademark license granted by TELUS Corporation to TI pursuant to the Trademark Licence Agreement made as of the Effective Date by and between TELUS Corporation and TI, in each case as such license terms may be amended from time to time.

14.2                        Ownership of Enhancements

(a)                                                         Subject to Section 14.1(a), all right, title and interest, including all Intellectual Property Rights in, all modifications, updates, upgrades or enhancements made, conceived or reduced to practice by TI or TELUS or the TELUS Group Member, as applicable, (“TELUS Modifications”) to the Proprietary Materials of TI shall be owned exclusively by TI, subject to the license rights granted to TELUS or the TELUS Group Member in this Article 14 and those granted pursuant to a termination assistance plan.

(b)                                                         Subject to Section 14.1(a), all right, title and interest, including all Intellectual Property Rights in, all modifications, updates, upgrades or enhancements made, conceived or reduced to practice by TI, its Subsidiaries or its authorized subcontractors (“TI Modifications”) to the Proprietary Materials of TELUS or the TELUS Group Member, as applicable, shall be owned exclusively by TELUS or the TELUS Group Member, subject to the license rights granted to TI in this Article 14.

14.3                        Ownership by TELUS of New Works

(a)                                                         All right, title and interest in any and all Intellectual Property Rights resulting or based on any Services provided by TI to TELUS or a TELUS Group Member hereunder, other than a TELUS Modification (a “New Work”), shall be owned exclusively by TELUS or the TELUS Group Member, as applicable, if paid for and developed exclusively for TELUS or the TELUS Group Member and when fully paid unless otherwise agreed by TELUS or the TELUS Group Member in writing, subject to the license rights granted to TI in this Article 14.  Where TI identifies an opportunity to use a New Work, or an element of a New Work, in connection with the delivery of services to TI’s other customers for the benefit of TI’s business, TI may request that TELUS or the TELUS Group Member, as applicable, provide TI with a right to use such New Work, or such element of the New Work, outside this Agreement.  In such an event, TELUS or the TELUS Group Member will in good faith discuss the potential for, and the terms of, such a use arrangement.

(b)                                                         Except with TELUS’ prior written consent, TI shall not include all or a material portion of any TI Intellectual Property Rights in the development, creation, modification of Intellectual Property Rights for TELUS or a TELUS Group Member if such use or inclusion forces TELUS or the TELUS Group Member, as applicable, to obtain authorization from TI in order to use such Intellectual Property Rights. In the event that TI would use or include TI Intellectual Property Rights without the prior written consent of TELUS or the TELUS Group Member, TELUS or the TELUS Group Member shall be automatically granted a fully paid up, royalty-fee, non-exclusive perpetual, transferable and assignable worldwide licence to use such TI Intellectual Property Rights.

14.4                        Ownership by Third Party of Intellectual Property

(a)                                                         Except with TELUS’ or the TELUS Group Member’s, as applicable, prior written consent, TI shall not include any Third Party Intellectual Property Rights in the development, creation, modification or customization of Intellectual Property Rights for TELUS or the TELUS Group Member.

(b)                                                         The Parties agree that title, rights and licences granted under this Agreement are subject to any trademark or copyright owned by a software supplier and subject to the software supplier’s terms and conditions, provided that advance written notice in writing is provided by TI to TELUS of the same with respect to each title, right or license granted under this Agreement, including either a link to the on-line posted terms or conditions or where not posted, copies of the terms and conditions. The

Parties shall not remove any copyright or other proprietary notices and shall ensure that all such notices are duly reproduced.

14.5                        Confirmation

Subject to the last sentence of this Section 14.5, TI, TELUS and TELUS Group Members shall execute and cause their subcontractors to execute such assignments and other documents as the other may reasonably request in order to confirm its ownership of the Proprietary Materials or any Intellectual Property Rights as contemplated in this Article 14. The foregoing shall not be deemed to require TI, TELUS or a TELUS Group Member to obtain moral rights waivers or assignments or other documents from its employees who have not previously agreed to provide such documents, provided, however, that they will work together co-operatively to adopt appropriate policies and to determine reasonable actions to achieve the objectives of this Section 14.5 in such a manner as does not materially change the terms of any such employee’s employment.

14.6                        Residual Knowledge

Nothing contained in this Agreement or any SOW shall restrict TI, TELUS or a TELUS Group Member from the use of any know-how, concepts, or modifications of concepts, methodologies, processes, technologies, algorithms or techniques relating to the Services which they, individually or jointly, develop or disclose under this Agreement or any SOW, provided that in doing so they do not breach any confidentiality obligations specified in this Agreement or any SOW or infringe the Intellectual Property Rights of the other.

ARTICLE 15
AUDIT

15.1                        Audit and Inspections

(a)                                                         During the Term and for a period of twelve (12) months after the end of the Term (but not more than twice in any calendar year), TI will provide TELUS and any internal or external auditor appointed by TELUS, upon thirty (30) days prior written notice from TELUS, with reasonable access to all facilities, systems, personnel and assets used by any TI Party or by any other authorized subcontractor to provide the Services (including “Services” as defined under any Affiliate Agreement) and to all relevant books and records in order to conduct audits and inspections in order to verify:

(i)                                TI’s reports on Service Levels, Service Level Credits, Earn Back Credits, KPIs, Incentive Targets and [***] (including providing access to all raw Data from which such reports are compiled);

(ii)                             any pass-through expenses charged by TI to TELUS or the TELUS Group Member, as applicable, under this Agreement, any Affiliate Agreement or any SOW;

(iii)                          compliance with TELUS Policies and Codes;

(iv)                         compliance with privacy and protection of Personal Information obligations under this Agreement, any Affiliate Agreement and any SOW;

(v)                            physical, data, and access security arrangements and the quality, accuracy or controls and processes relating to such arrangements, including without limitation compliance by TI with the security obligations under this Agreement or any Affiliate Agreement and compliance with applicable Payment Card Industry (PCI) standards; and

(vi)                         the calculation of any amounts under Article 9 of this Agreement.

(b)                                                         Subject to applicable confidentiality requirements, TI shall, as part of the Services, provide to TELUS and its auditors any assistance that they may reasonably require in connection with an audit or inspection. TI shall use all reasonable efforts to arrange its affairs, relationships and agreements in such a way that TELUS and its auditors can conduct their activities as permitted by this Section.

(c)                                                          Audits and inspections pursuant to this Article 15 will be conducted at TELUS’ expense except for TI’s internal time, which shall be at its own cost and expense, unless such audit, or inspection reveals a net discrepancy of greater than 5% in respect of amounts that were, or should have been, charged or credited under this Agreement, any Affiliate Agreement and the SOWs in respect of the time period examined, in which case TI shall reimburse TELUS for all reasonable out-of-pocket costs incurred by TELUS in connection with such audit or inspection, subject to the provision by TELUS of reasonable supporting documentation.

(d)                                                         If the proposed auditor is a Third Party, the auditor shall be required to enter into a non-disclosure agreement in a form to be agreed between the Parties, which shall include at least the same level of non-disclosure obligations as those contained in this Agreement. Without limiting the generality of the foregoing, (i) the form of non-disclosure agreement shall provide that all information obtained through the audit will be considered to be confidential information which cannot be disclosed or used by the auditor for any purpose other than the audit and (ii) if the proposed auditor is a direct competitor of TI, it shall be a requirement that the staff members of the auditor establish a confidentiality screen to the satisfaction of TI, acting reasonably, to prevent the internal disclosure by the audit staff of the auditor to the staff which are carrying on the competitive activity.

(e)                                                          No audit or inspection shall relieve TI from its obligations to comply with the provisions of this Agreement, any Affiliate Agreement, or any SOW.

15.2                        Compliance

(a)                                                         TELUS will provide TI with a copy, which at TELUS’ option may be a redacted copy, of any report produced in connection with an audit or inspection conducted by TELUS under this Agreement. TI shall respond in writing to any deficiencies noted in the report, within thirty (30) days of receipt of the report. If any audit or inspection reveals that TI is not in compliance with any provision of this Agreement or any SOW or any applicable generally accepted accounting principle, TI shall promptly bring itself into compliance, and shall complete and communicate in writing to TELUS for TELUS’ approval a plan for timely resolution of the deficiencies identified.

(b)                                                         If, as a result of any such audit or inspection, it is determined that there have been reporting errors, including without limitation under-charges, overcharges, improper attribution or calculation of Service Level Credits or Earn Back Credits or improper measurement or evaluation of Incentive Targets or [***], and the net result of such errors is an amount owing by TELUS or a TELUS Group Member to TI, or by TI to TELUS or a TELUS Group Member, then TI shall promptly pay to TELUS or the TELUS Group Member, as applicable, or TELUS or the TELUS Group Member, as applicable, shall promptly pay to TI, as applicable, the amount owing. Notwithstanding the foregoing, there shall be no obligation to make an adjustment payment under this Section unless the aggregate net discrepancy is greater than 5% (in which case it will be obligated to make a payment for the entire amount of the discrepancy, not only the excess over such 5% threshold).

ARTICLE 16
INSURANCE

16.1                        Insurance

(a)                                                         TI will, without limiting its liability under this Agreement or its obligations under applicable Laws, at its own expense, obtain and maintain in full force and effect prior to the commencement of provision of the Services and throughout the Term, the following insurance coverage, including coverage for its officers, directors and employees:

(i)                                Commercial General Liability Insurance, on an occurrence basis having a limit of [***] inclusive per occurrence and in the aggregate for products and completed operations, and insuring against claims for bodily injury, personal injury, death, and property damage, including loss of use, arising out of the operations of TI under this Agreement. Such insurance will include the following:

(A)                 Blanket written contractual liability;

(B)                 Products and completed operations liability;

(C)                 Non-owned automobile liability;

(D)                 Employees of others hired or on loan by TI or on loan to TI as insureds;

(E)                  Cross liability or severability of interests clause;

(F)                   Advertisers’ liability; and

(G)                 Contingent employer’s liability.

The Commercial General Liability policy shall name TELUS and its directors, officers, employees and agents as additional insureds in respect of the Services under this Agreement and the policy shall be non-contributory and apply only as primary, and not as excess, to any other insurance available to TELUS. Such insurance shall contain a provision whereby the insurers will endeavour to provide TELUS [***] notice of cancellation.

(ii)                             Automobile Liability Insurance having a limit of [***] inclusive per occurrence and insuring against claims for bodily injury, including death, and for property damage arising out of the use of TI’s owned and leased vehicles in North America if such vehicles are used in the performance of this Agreement. If any vehicles are used outside of North America, the automobile insurance shall be in compliance with local applicable Laws and with reasonable limits given the jurisdiction in which the Services are provided.

(iii)                          Technology, Media and Professional Liability Insurance having limits of [***] each claim and in the annual aggregate insuring against claims arising out of any negligent act, error or omission, or any unintentional breach of contract, in rendering or failure to render services under this Agreement. Such policy shall also insure against claims for (i) the theft, loss or unauthorized disclosure of personally identifiable non-public information; (ii) a security breach that results in the alteration, corruption, destruction, deletion or damage to data; the failure to prevent transmission of malicious code; or a denial of service attack; and (iii) infringement of copyright or infringement of trade dress or trademark, service mark or service name. The policy shall also include coverage for notification costs, defense costs and crisis management, forensic and investigative expenses.

(iv)                         Workers’ Compensation Insurance in compliance with applicable Laws imposed by the jurisdiction in which the Services are being provided, whether federal, provincial, or state, pertaining to the compensation of injured employees assigned to the Services including voluntary compensation.

(v)                            Employer’s Liability Insurance of [***] when any portion of the Services is provided by TI employees primarily based outside of Canada.

(b)                                                         The products and completed operations endorsements required by Section 16.1(a)(i), and the Technology, Media and Professional Liability insurance required by Section 16.1(a)(iii) shall be maintained on a continuous basis for [***] subsequent to termination of this Agreement.

(c)                                                          Any self-insured retention, deductibles, and exclusions in coverage in the policies required under this Article 16 relating to risks for which TI is responsible pursuant to the terms of this Agreement will be assumed by, for the account of, and at the sole risk of TI and, to the extent applicable, will be paid by TI.

(d)                                                         The limits of insurance required hereunder may be provided through any combination of primary, umbrella and excess policies.

(e)                                                          TI will deliver to TELUS up-to-date insurance certificates evidencing such required coverage before the commencement of provision of the Services, within fifteen (15) days of the renewal of any such policy, and otherwise from time to time as is reasonably required by TELUS, provided that TELUS has no obligation to examine such certificates or to advise TI in the event its insurance is not in compliance with this Article 16.

(f)                                                           All insurance required to be obtained by TI under this Article 16 shall be placed with insurers having an AM Best rating of “A-” or better, or the equivalent, and which are licensed to provide insurance coverage in the jurisdictions in which the Services will be conducted.

(g)                                                          TI, unless otherwise agreed in writing by TELUS, will cause any authorized subcontractors or sub-consultants of TI to obtain and maintain reasonable levels of the relevant insurance coverage described in this Article 16, including coverage for their respective officers, directors and employees, that a prudent subcontractor or sub-consultant would maintain given the nature of the services they provide.

(h)                                                         Neither the providing of insurance by TI in accordance with the requirements of this Agreement nor the insolvency, bankruptcy or failure of any insurance company to pay any claim accruing shall be held to waive any of the provisions of this Agreement with respect to the liability of TI or otherwise. The presence or absence of such insurance coverage as contemplated by this Agreement does not in any way decrease TI’s liability owed to TELUS.

(i)                                                             The Parties recognize that most of the above insurance coverage is arranged by TELUS on behalf of TI as an Affiliate of TELUS and that TELUS may decide to modify coverage during the Term as part of changes to TELUS’ corporate insurance program.  The Parties acknowledge that for as long as TELUS Controls TI, if TELUS modifies its corporate coverage such that TI would otherwise be non-compliant with this Section, TI will be deemed to be compliant with this Article notwithstanding the modification.

ARTICLE 17
CONFIDENTIALITY, ACCESS AND SECURITY

17.1                        Definitions

(a)                                                         “Confidential Information” means all information which can reasonably be considered to be confidential and proprietary, whether transmitted electronically or in written form, relating to the business, operations, processes or technology of the Disclosing Party or any of its Affiliates, which shall include but not be limited to all data, reports, interpretations, financial statements, forecasts and records containing or otherwise reflecting information concerning the Disclosing Party or any of its Affiliates which the Receiving Party or its Representatives may receive from the Disclosing Party in connection with this Agreement or any SOW, including Proprietary Materials, business and marketing strategies (including pricing policies, cost and profit information, customer information, supplier information), product development plans, information relating to the design of equipment or facilities or products, trade secrets, together with other documents, which contain or otherwise reflect information regarding the Disclosing Party and/or any of its Affiliates. This Agreement and the SOWs are part of the Confidential Information, and constitute joint Confidential Information of both TI and TELUS.

(b)                                                         “Disclosing Party” means the Party disclosing the Confidential Information or on behalf of whom Confidential Information is disclosed to the Receiving Party.

(c)                                                          “Receiving Party” means the Party receiving Confidential Information and such of its Representatives as may receive Confidential Information on its behalf.

17.2                        Exchange of Confidential Information

Confidential Information shall remain the sole and exclusive property of the Disclosing Party that has disclosed the Confidential Information and the Disclosing Party shall retain all right, title and interest in and to the Confidential Information it has disclosed to the Receiving Party except as may be provided otherwise in Article 14 (Ownership of Intellectual Property). The Receiving Party shall at all times maintain the Confidential Information in strict confidence, and shall use and copy the Confidential Information solely to carry out the activities contemplated by this Agreement and the SOWs and shall not otherwise use or copy the Confidential Information for any purpose including achieving any other commercial or financial benefit. In addition, the Receiving Party shall not, subject to Section 17.3 below, publish, disseminate or disclose the Confidential Information to others without the Disclosing Party’s prior written consent. TI shall comply with all requirements of TELUS and applicable Law concerning the protection, security and segregation of Confidential Information.

17.3                        Exclusions

The Receiving Party’s obligations under Section 17.2 shall not apply to information which:

(a)                                                         it can be shown was lawfully known or independently developed by the Receiving Party prior to use by or disclosure to the Receiving Party, without any reference to the Confidential Information of the Disclosing Party;

(b)                                                         is previously known to or in the Receiving Party’s lawful possession prior to the date of disclosure as evidenced by the Receiving Party’s written record and was not so provided to the Receiving Party under circumstances where the Receiving Party was under a duty of confidentiality;

(c)                                                          is obtained by the Receiving Party from an arm’s length Third Party having a bona fide right to disclose same and whom the Receiving Party reasonably concludes, after due inquiry, was not otherwise under an obligation of confidence or fiduciary duty to the Disclosing Party or its Representatives;

(d)                                                         is or becomes public knowledge through no fault or omission of, or breach of this Agreement or any SOW by, the Receiving Party or its Representatives; or

(e)                                                          is licensed for use by the Receiving Party, to the extent that such information is reasonably required to be disclosed in connection with the provision of the Services (or services provided in place of the Services) and the Person to whom such Confidential Information is disclosed has agreed in writing to keep such Confidential Information strictly confidential; or

(f)                                                           subject to Section 17.5 (Compelled Disclosure) below, is required to be disclosed pursuant to a final judicial or governmental order or other legal process or requirements of any stock exchange or securities regulatory authorities or Law.

The foregoing shall not be interpreted as a grant of permission by or a grant of license by the Disclosing Party to the Receiving Party in respect of the use or disclosure of information in breach of any applicable Law or the use or disclosure of information of pertaining to any other Person.

17.4                        Disclosure to Representatives

The Receiving Party is permitted to disclose the Confidential Information only to such of its Representatives, or in the case of TI its authorized subcontractors, who need to know the Confidential Information to carry out the activities contemplated by this Agreement or any SOW. The Receiving Party hereby specifically covenants and agrees that it shall ensure that its Representatives, and in the case of TI its authorized subcontractors, comply with and are bound by the terms and conditions of this Article 17.

17.5                        Compelled Disclosure

In the event that a Receiving Party, or anyone to whom a Receiving Party discloses Confidential Information pursuant to this Agreement or any SOW or otherwise, becomes legally compelled to disclose any Confidential Information of the Disclosing Party, it shall immediately advise the Disclosing Party of that fact. The Receiving Party will then, at the request of the Disclosing Party, exercise commercially reasonable efforts to prohibit the disclosure of the Confidential Information. In the event that both Parties are unable to prevent the disclosure in such aforesaid circumstances of such Confidential Information, the Receiving Party will, or will use commercially reasonable efforts to cause such person to whom the Receiving Party disclosed the Confidential Information, to furnish only that portion of the Confidential Information which the Receiving Party is advised by written opinion of counsel is legally required to be furnished by the Receiving Party to such person and exercise commercially reasonable efforts to obtain assurances that confidential treatment will be afforded to that portion of the Confidential Information so furnished.

17.6                        TELUS Data

(a)                                                         Without limiting the generality of Section 17.1, all Data provided by TELUS and TELUS Group Members to TI and all Data created by TI in connection with the Services other than TI’s back office data (such as TI’s human resources, financial and administrative data and correspondence), whether prepared by TI, TELUS, a TELUS Group Member or a Third Party in any form (collectively, the “TELUS Data”) will at all times remain the exclusive property of TELUS or the TELUS Group Member, as applicable. Except as otherwise expressly approved by TELUS, TI:

(i)                                shall not use TELUS Data other than in connection with providing the Services;

(ii)                             shall not sell, assign, lease or otherwise commercially exploit TELUS Data; and

(iii)                          shall only Process TELUS Data (including Personal Information) in the geographic Data Processing locations specified in the applicable SOWs, if any.

(b)                                                         Upon TELUS’ request, at any time where required by applicable Law or where not required by TI to perform its obligations under this Agreement, or upon termination or expiration of this Agreement or any SOW, TI will promptly return to TELUS or the TELUS Group Member, as applicable, in the format and on the media then existing, all or any part of the TELUS Data or applicable TELUS Data, as the case may be, and erase or destroy all or any part of the TELUS Data, as applicable, in TI’s possession or control, in each case to the extent so requested by TELUS.

17.7                        Remedies

The Receiving Party agrees that damages alone may not be a sufficient remedy in the event of breach of the provisions of this Article 17 and that the Disclosing Party shall be entitled to equitable relief, including a restraining order, injunctive relief, specific performance and/or other relief as may be granted by any court to prevent breaches of this Article 17 and to enforce specifically the terms and provisions hereof in any action instituted in any court having subject matter jurisdiction, in addition to any other remedy to which the Disclosing Party may be entitled at Law or in equity in the event of any breach of the provisions hereof. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Article 17 but shall be in addition to all other remedies available at law or in equity.

17.8                        Return of Confidential Information

The Receiving Party shall promptly return to the Disclosing Party, upon the termination or expiration of this Agreement, or certify as destroyed, all Confidential Information of the Disclosing Party in whatever form, including all electronic and magnetic copies and notes thereof, regardless of whether such Confidential Information was furnished by the Disclosing Party, except that:

(a)                                                         TELUS and TELUS Group Members shall not be obligated to return to TI any Confidential Information included in Proprietary Materials of TI licensed to TELUS or TELUS Group Members; and

(b)                                                         TI may, subject to the terms of this Article 17, keep a copy of any Confidential Information that is reasonably required by TI to fulfill or demonstrate that it has fulfilled its obligations under this Agreement.

ARTICLE 18
PROTECTION OF PERSONAL INFORMATION

18.1                        Protection of Personal Information

In providing the Services, TI shall at all times comply with the privacy requirements set out in Schedule 18.1.

18.2                        No Conflict

TI agrees that its obligations under this Article 18 are in addition to, and not in substitution for, any other obligations respecting confidentiality or security that may be contained in this Agreement, a SOW or under applicable Laws.

ARTICLE 19
TERMINATION

19.1                        Termination by TELUS for Business or Technological Change

TELUS or the TELUS Group Member, as applicable, may unilaterally terminate a SOW or a portion of a SOW by providing TI with [***] prior written notice in the event of: (i) a cancellation or reduction of a TELUS or TELUS Group Member program as a result of a material change in business processes or technology such that the Services or portion of the Services are no longer necessary (for example, without limitation, a customer self-service change for a program which negates the need for the then current contact centre service support for the program); or (ii) a material change in business including, without limitation, a sale of a material portion of, or an operating unit of, TELUS’ or a TELUS Group Member’s business (for example, without limitation, the sale by TELUS of TELUS’ Optik TV business which negates the need for the then current Services supporting such business).

19.2                        Termination of SOWs for Convenience

TELUS or the TELUS Group Member, as applicable, may terminate any SOW and the Services covered under such SOW for convenience upon providing TI with the greater of: (i) [***] advance written notice; and (ii) the number of days’ advance written notice set out in the SOW.  Where the notice period is greater than [***] and if requested by TELUS, TI will make commercially reasonable efforts to shorten the actual time to transition/wind-down the Services at the time of the termination notice.

19.3                        Termination for Default

Either Party may terminate this Agreement and/or TI, TELUS or a TELUS Group Member may terminate any one or more SOWs (the “Non-Breaching Party”) by providing written notice to the other (the “Breaching Party”) if the Breaching Party is in material breach of its obligations under this Agreement or under one or more SOWs and the Breaching Party fails to cure such material breach within:

(a)                                                         thirty (30) days after receipt of written notice from the Non-Breaching Party describing the breach in reasonable detail; or

(b)                                                         if the breach cannot reasonably be cured within thirty (30) days, within such reasonable additional time period as may be agreed by the Non-Breaching Party, provided that the Breaching Party is exercising good faith and all commercially reasonable efforts to cure such breach.

Without restricting the ability of a Party to make a claim of material breach, the following will be deemed to be a material breach of this Agreement: (i) violation of applicable Laws, (ii) a breach of the confidentiality provisions set forth in Section 17.2; (iii) a breach of the privacy and security provisions set forth in Section 11.2, Article 18 or in any SOW; and (iv) a breach of the assignment provisions set forth in Section 23.1 or the subcontracting provisions set forth in Section 23.2.

19.4                        Termination for Chronic Service Failure

TELUS or the TELUS Group Member, as applicable, may terminate a SOW or part of a SOW with immediate effect if TI has failed to remediate a Chronic Service Failure with respect to the Services provided under that SOW within ninety (90) days after receipt of written notice from TELUS or the TELUS Group Member describing the Chronic Service Failure or if, having implemented the agreed remediation plan in respect of the initial Chronic Service Failure, the cause of the individual Service Level failure that formed the basis, in whole or in part, of such Chronic Service Failure recurs at any time within ninety (90) days following the implementation of such remediation plan.

19.5                        Termination for Insolvency

Either Party can terminate this Agreement or any SOW with immediate effect if the other Party makes a general assignment for the benefit of creditors or a proposal or arrangement under any applicable bankruptcy or insolvency legislation (or gives notice of its intent to make a proposal), if a petition is filed against the other Party under any applicable bankruptcy or insolvency legislation, and the other Party is not disputing such petition diligently and in good faith within ten (10) days of such petition being received, if the other Party shall be declared or adjudicated insolvent or bankrupt, if a liquidator, trustee in bankruptcy, custodian, receiver, receiver and manager or any other officer with similar powers shall be appointed of or for the other Party or if the other Party shall propose a compromise or arrangement or institute proceedings to be adjudged bankrupt or insolvent or consents to the institution of such appointment or proceedings or admits in writing inability to pay debts generally as they become due.

19.6                        Orderly Termination

(a)                                                         In the event of the termination or expiration of this Agreement or any SOW for any reason whatsoever, TI shall, as soon as possible and in any event within thirty (30) days of the termination date, prepare with TELUS or the TELUS Group Member, as applicable, a termination assistance plan and provide the termination assistance services specified in such plan for such period as TELUS or the TELUS Group Member may reasonably require up to a maximum of twelve (12) months after the date of such termination or expiration. If TI and TELUS or the TELUS Group Member do not prepare a termination assistance plan before the termination or expiration date, TI will provide the termination assistance services pursuant to any termination assistance plan provided by TELUS or the TELUS Group Member, acting reasonably. TELUS or the TELUS Group Member may at its option extend the twelve (12) month period by up to an additional twelve (12) months by providing a written request to TI. During the termination assistance period:

(i)                                TI shall continue to provide the Services and TELUS or the TELUS Group member, as applicable, shall continue to pay the applicable Fees (provided that, where the termination is as a result of a default by TELUS or the TELUS Group Member, TI may, by written notice to TELUS or the TELUS Group Member, require payment in advance for any Services to be rendered); and

(ii)                             there will be no additional charges invoiced for the termination assistance services where such termination assistance services can be provided using then-current resources.

Notwithstanding the foregoing, if any Changes are required to implement the termination assistance services, such Changes shall be subject to the Change Management Procedures.

(b)                                                         The Parties agree that the termination assistance plan shall include all services necessary for the transition of the applicable Services from TI to TELUS or the TELUS Group Member, as applicable, or to any Third Party service provider, as directed by TELUS or the TELUS Group Member. TI shall cooperate in good faith with TELUS or the TELUS Group Member and any replacement service provider to ensure a smooth transition, without interruption of or adverse impact to the Services and Service Levels. In order to ensure a smooth transition, the Parties shall each name a project manager for the implementation of the termination assistance plan who shall, in the event of any termination of this Agreement as a whole, or of the termination of more than one SOW, or if the scope of the termination services otherwise reasonably warrants, be entirely dedicated to the implementation of the termination assistance plan during the time period thereof.

(c)                                                          As part of the termination assistance plan, TI shall transfer or assign, or cause to be transferred or assigned, to TELUS or the TELUS Group Member, as applicable, or its designee:

(i)                                all assets of TI or any other TI Party that are used solely for purposes of delivering the terminated Services to TELUS or the TELUS Group Member (and that are not otherwise shared or leveraged for purposes of providing services to Third Parties), at a price to be agreed by the Parties; and

(ii)                             at the request of TELUS, any Third Party subcontract entered into by TI or any other TI Party solely with respect to the Services being provided to TELUS or the TELUS Group Member under this Agreement.

In addition, TELUS or the TELUS Group Member, as applicable, may, at its sole discretion (but shall not be required to, except as otherwise required by applicable Law in the jurisdiction(s) where such employees are principally employed), offer employment to employees of TI or any other TI Party who at such time are dedicated solely to the performance of the terminated Services. Upon request by TELUS or the

TELUS Group Member, TI will provide TELUS or the TELUS Group Member with a list of which employees are dedicated solely to the performance of the terminated Services and the employment particulars of such individuals, upon TI obtaining any required consents.

19.7                        Effect of Termination

(a)                                                         Upon termination or expiration of this Agreement, the relevant provisions of this Agreement will survive for purposes of any SOW that remains in effect as of such date. For clarity, the following provisions of this Agreement will not survive the termination or expiration of this Agreement for the purposes of any SOW that remains in effect after such termination or expiration: Section 10.5 (Performance Review), Article 7 (Continuous Improvement), Sections 8.6 (Price Review), 8.7 (Third Party Benchmarking) and 8.8 (Service Level Reviews), and Article 9 (Minimum Spend Commitment).

(b)                                                         Upon the expiration or any termination of this Agreement and unless otherwise provided in the termination assistance plan, without limiting the generality of Section 17.8, TI shall return or cause to be returned to TELUS or the TELUS Group Member, as applicable, within thirty (30) days of such expiration or termination, all tapes, documentation, forms and other property of TELUS or the TELUS Group Member in the possession or control of TI or its authorized subcontractors as well as any other information and material relating thereto or relating to TELUS or the TELUS Group Member or its business.

ARTICLE 20
WARRANTIES AND DISCLAIMERS

20.1                        Warranties

TI represents and warrants that:

(a)                                                         [***];

(b)                                                         [***];

(c)                                                          it will comply with all applicable Laws in performing its obligations under this Agreement, including identifying and procuring permits, licenses, certifications, approvals and inspections required under applicable Laws and including performing and providing the Services and deliverables s in accordance with applicable Laws;

(d)                                                         it has not given and will not give any gifts, gratuities, rewards, favours or benefits (collectively, the “Benefits”), whether in cash or in kind, in connection with this Agreement to any Representatives of TELUS or its Affiliates involved in selection, negotiation, purchasing or contract management roles, unless TI has obtained the prior written permission of the supervisor of the Representative that is to receive the Benefit; and

(e)                                                          TELUS or the TELUS Group Member, as applicable, shall receive good and marketable title, and such other rights set out in this Agreement, to all materials, deliverables and products developed by TI for TELUS or the TELUS Group Member pursuant to the provisions of this Agreement or any SOW, subject to Section 14.4(a).

20.2                        Disclaimer

(a)                                                         EXCEPT AS SPECIFICALLY STATED IN THIS AGREEMENT OR ANY STATEMENT OF WORK, THERE ARE NO REPRESENTATIONS, WARRANTIES, OR CONDITIONS OF EITHER PARTY, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, REGARDING ANY MATTER, INCLUDING THE MERCHANTABILITY, SUITABILITY, ORIGINALITY, FITNESS FOR A PARTICULAR USE OR PURPOSE, OR RESULTS TO BE DERIVED FROM THE USE OF ANY HARDWARE, SOFTWARE OR OTHER ITEMS OR FACILITIES PROVIDED UNDER OR IN CONNECTION WITH THE SERVICES PROVIDED UNDER THIS AGREEMENT OR ANY STATEMENT OF WORK.

(b)                                                         Subject to the obligations of TI contained in this Agreement and in the SOWs, including TI’s obligation to meet the Service Levels and KPIs, TI does not assure uninterrupted or error-free operation of the software or Services.

ARTICLE 21
INDEMNITIES

21.1                        Mutual General Indemnification

Each Party (an “Indemnitor”) will indemnify, defend and hold harmless the TELUS Indemnified Parties or the TI Indemnified Parties, as applicable, (each, an “Indemnitee”) from any and all Losses, arising out of, under, or in connection with any claim, demand, charge, action, cause of action, or other proceeding resulting from:

(a)                                                         an act or omission of the Indemnitor or its authorized subcontractors in its capacity as an employer of a person and arising out of or relating to: (i) Laws relating to the employment standards or labour relations of any employees; (ii) Laws for the protection of persons who are members of a protected class or category of persons, (iii) sexual discrimination or harassment, (iv) work related injury or death, and (v) any other aspect of the employment relationship or its termination (including claims for notice, pay in lieu of notice, severance or for breach of an express or implied contract of employment) and which, in all such cases, arose when the person asserting the claim, demand, charge, action, cause of action or other proceeding was or purported to be an employee of the Indemnitor, except to the extent an obligation with respect thereto has been assumed in writing by the Indemnitee;

(b)                                                         physical injury or death to any Person or physical damage to or loss of tangible property caused by the negligent acts or omissions of the Indemnitor or its authorized subcontractors or otherwise due to the fault of the Indemnitor or its authorized subcontractors, including breach of the Agreement; and

(c)                                                          any wilful misconduct or gross negligence of the Indemnitor or its authorized subcontractors.

21.2                        Intellectual Property Indemnification by TI

TI agrees to indemnify, defend and hold harmless the TELUS Indemnified Parties from and against all Third Party claims against, and any related Losses incurred by, the TELUS Indemnified Parties as a result of the Services, software, equipment, or other services, items or materials supplied by TI constituting an infringement of any Intellectual Property Right. In the event of any Third Party claim against TELUS Indemnified Parties in respect of use of such items or materials, TI, at its option, may: (a) obtain a right to use such items or materials without obligation on the part of the TELUS Indemnified Parties to the owner of the allegedly infringed Intellectual Property Rights; (b) modify or replace such items or materials, without materially diminishing the functionality or performance thereof, to become non-infringing at TI’s sole expense; or (c) if neither of the foregoing is possible, require that the TELUS Indemnified Parties discontinue the use of the infringing items or materials and refund to the TELUS Indemnified Parties all amounts paid to TI to acquire infringing items or materials. Notwithstanding the foregoing, TI will have no liability for any Third Party claim of infringement to the extent based upon: (x) modifications of the items or materials that were made by or on behalf of the TELUS Indemnified Parties without TI’s authorization, unless such modification is otherwise implied by or described or contemplated in the applicable SOW; (y) the use of the item or materials in connection with another product or service (the combination of which causes the infringement) not implied by, described in or contemplated by this Agreement or any SOW or approved by TI unless such combination is otherwise implied by or described or contemplated in the applicable SOW; or (z) TI’s compliance with the TELUS Indemnified Parties’ written specifications.

21.3                        Indemnification Procedures

(a)                                                         The Indemnitee will notify the Indemnitor in writing within a reasonable time after the Indemnitee is formally served with the originating process of an action, suit, or proceeding. The Indemnitor will not be excused of its obligations to indemnify, defend, and hold harmless the Indemnitee except to the extent that there is actual prejudice to the Indemnitor caused by the Indemnitee’s failure to comply with the foregoing.

(b)                                                         Upon receiving the notice specified in subsection (a) above, the Indemnitor will provide a prompt response to the Indemnitee and if the Indemnitor does not provide such response then the Indemnitee may take whatever actions it deems necessary to defend or settle the action, suit, or proceeding without prejudice to its rights to require the Indemnitor to meet its obligations to indemnity, defend, and hold harmless the Indemnitee with respect to such action, suit or proceeding.

(c)                                                          Provided that the Indemnitor is the only party indemnifying the Indemnitee for such action, suit, or proceeding, the Indemnitor will be permitted to employ counsel of its choice reasonably satisfactory to the Indemnitee and the Indemnitor will have control over the defense and settlement of such action, suit, or proceeding.

(d)                                                         The Indemnitor may not enter into a settlement in a manner that admits liability or is adverse to the Indemnitee’s interests without the Indemnitee’s consent, which may not be unreasonably withheld.

(e)                                                          Each Party, at their own expense, will provide the other Party reasonable information and assistance to settle or defend any action, suit or proceeding.

(f)                                                           For the purposes of this Section 21.3 as it applies to Section 21.2, TI will be deemed to be the Indemnitor and TELUS Indemnified Parties will be deemed to be the Indemnitee.

ARTICLE 22
LIMITATION OF LIABILITY

22.1                        Exclusion of Liability

Except as otherwise provided in this Section 22.1, but subject to the limitation of liability set forth in Section 22.2, a Party and its Affiliates and their respective Representatives will have no liability to the other Party and its Indemnitees for consequential, indirect (provided that the foregoing shall not exclude damages resulting from Third Party Claims), incidental, special, punitive damages, losses or expenses regardless of whether such liability is based on breach of contract, tort, strict liability, breach of warranties, failure of essential purpose or otherwise in connection with any matter relating to, or arising under, the Services, this Agreement or any SOW, even if it has been advised of their possible existence. The exclusion contained in the immediate preceding sentence of this Section 22.1 shall not apply in the case of Losses resulting from: (i) any breach of the confidentiality provisions set forth in Section 17.2; (ii) claims under Section 21.1; (iii) claims under Section 21.2; or (iv) with respect to Losses incurred by TELUS and any TELUS Indemnified Party, any breach by TI of Section 17.6 or Article 18 (or the equivalent provisions under any SOW).

22.2                        Limitation of Liability

(a)                                                         Notwithstanding any other provision of this Agreement or any SOW, but subject to Section 22.2(b), the maximum aggregate liability of a Party and its Affiliates and their respective Representatives to the other Party and its Indemnitees in connection with any matter relating to, or arising under, this Agreement or any SOW, regardless of whether such liability is based on breach of contract, tort, strict liability, breach of warranties, failure of essential purpose or otherwise, will not be greater than:

(i)                                [***], for any matter arising from or related to a Service where the total amount paid or payable in respect of the Statement(s) of Work covering the applicable Service for [***] is less than [***]; and

(ii)                             the greater of: (A) [***]; and (B) the total amount paid or payable in respect of the Statement(s) of Work covering the applicable Service(s) (if the liability arises from or relates to Service(s)) for the immediately preceding [***], for any other matter.

(b)                                                         The limitations described in Section 22.2(a)(ii) shall not apply to:

(i)                                any breach by TI of Section 17.2;

(ii)                             any breach by TI of Section 20.1(c);

(iii)                          claims under Section 21.1;

(iv)                         claims under Section 21.2;

(v)                            any breach by TI of Section 17.6 or Article 18 (or the equivalent provisions under any SOW);

(vi)                         any breach by TI or TELUS under Section 23.1; or

(vii)                      in the case of TELUS and TELUS Group Members, the obligation to pay Fees properly payable under this Agreement or a SOW.

22.3                        Force Majeure

(a)                                                         TI on the one hand, and TELUS and TELUS Group Members on the other hand, will be excused from default or delay in the performance of its obligations under this Agreement (other than any payment obligation and disaster recovery/business continuity obligations) if and to the extent that such default or delay is caused by an act of God or any other cause beyond its reasonable control, including fires, riots, acts of war, strikes, acts or orders of government, acts of terrorism, accident, explosion, flood, storm and acts of Third Party providers which are not subcontractors, provided such default or delay could not have been prevented by reasonable precautions and cannot reasonably be circumvented by the non-performing party through the use of commercially reasonable efforts, including obtaining at its cost, reasonable alternative sources for performing the Services, work around plans or other means (an “Event of Force Majeure”). In the event TI or TELUS or a TELUS Group Member anticipates an Event of Force Majeure arising, it will promptly notify the other.

(b)                                                         Upon the occurrence of an Event of Force Majeure, the non-performing party will be excused from performance for as long as such circumstances prevail and will, as soon as practicable, notify the other by telephone (to be confirmed promptly in writing) of any actual or anticipated delay and describe in reasonable detail the circumstances causing the delay, the expected duration and the steps being taken to circumvent or recover from such Event of Force Majeure. The non-performing party shall provide frequent updates and otherwise use reasonable efforts to keep the other fully informed. In the event of any partial performance of Services, or performance of Services where Service Levels are not met as a result of the Event of Force Majeure, the Fees otherwise payable for the affected Service(s) will be adjusted, for the duration of the Event of Force Majeure, on an equitable basis taking into account, among other things, the portion or duration of the Services performed.

(c)                                                          If any Event of Force Majeure affecting TI:

(i)                                substantially prevents, hinders or delays performance of Services necessary for the performance of TELUS’ or any TELUS Group Member’s, as applicable, essential functions for more than thirty-six (36) hours or such other period as may be set out in a SOW; or

(ii)                             substantially prevents, hinders or delays TI from meeting Service-related obligations under this Agreement (including Service Levels, KPIs and delivery from the Service location(s) identified in the applicable SOWs), but does not prevent, hinder or delay performance of the Services themselves, for more than seven (7) days (or such other period as may be set out in a SOW), then at TELUS’ or TELUS Group Member’s, as applicable, option, TELUS or the TELUS Group Member may terminate or, at its option, suspend the affected Services and procure such Services from an alternate source. Where TELUS or the TELUS Group Member has suspended Services under this Section, when the Event of Force Majeure has ended, TELUS or the TELUS Group Member will repatriate suspended Services to TI as soon as reasonably practicable, in accordance with an agreed-upon transition plan.

ARTICLE 23
GENERAL

23.1                        Assignment

Except as otherwise provided in this Agreement, the rights and obligations of each Party or its Affiliate under this Agreement and the SOWs are personal and may not be assigned, in whole or in part, without the prior written consent of the other Party or its Affiliate, which consent shall not be unreasonably withheld; provided that TELUS or a TELUS Group Member, as applicable, may withhold its consent in its sole discretion in the event that TI or its Affiliate proposes to assign its rights and obligations under this Agreement or any SOW to any Person that is not an Affiliate of TI. Notwithstanding any such consent, if a Party or its Affiliate assigns this Agreement, in whole or in part, to a Person who is not Canadian, then the assignor shall be solely responsible for any incremental Taxes suffered by the other Party or its Affiliate as a result of such assignment. Notwithstanding the foregoing: (i) either Party may assign this Agreement and the SOWs, in whole or in part, to a Canadian Affiliate, without the prior written consent of the other Party; (ii) TI may assign its rights to accounts receivable under this Agreement or any SOW to a bona fide lender by way of security, without the prior written consent of TELUS or the TELUS Group Member, as applicable; and (iii) TELUS may assign this Agreement and the SOWs, in whole or in part, to any entity that acquires all or substantially all of TELUS’ assets, without the prior written consent of TI. For the purposes of this Section 23.1, a [***] of TI that is not approved in advance by TELUS will be deemed to be an assignment of this Agreement.

23.2                        Subcontracting

(a)                                                         TI or its Affiliate shall be entitled to subcontract any portion of the Services:

(i)                                to a TI Party without the consent of TELUS or its Affiliate (provided that a subsequent Change of Control of such TI Party involving a Third Party will be deemed to be an assignment to a non TI Party governed by Section 23.2(a)(ii), or

(ii)                             to any other Person with the prior written consent of TELUS or its Affiliate, which consent may not be unreasonably withheld.   For the purposes of this Section 23.2(a)(ii), and without restricting the ability of TELUS or its Affiliate to withhold consent on any other grounds constituting reasonable grounds, TELUS or its Affiliate will be considered to have reasonably withheld consent to a proposed assignment by TI or its Affiliate where it does so on the basis of: 1) an apparent lack of financial or operational capability of the assignee to perform the Services in accordance with this Agreement or otherwise discharge its applicable obligations under this Agreement, or 2) past conduct of the assignee or an affiliate of the assignee, or the reputation or corporate culture of the assignee or an affiliate of the assignee is contrary to TELUS’ compliance focussed, Customer First culture, including, without restriction, the assignee has had a security or privacy incident, had a compliance conviction or been the subject of a compliance investigation (e.g. foreign corrupt practices/anti-bribery, SEC accounting violations) or maintains low customer satisfaction or “likelihood to recommend” scores.

In all cases, if TI or its Affiliate subcontracts any portion of the Services to a Person who is not Canadian, then TI or its Affiliate shall be solely responsible for any incremental Taxes suffered by TELUS or its Affiliate as a result of such subcontract.

(b)                                                         TI or its Affiliate, as applicable, shall be responsible for, and shall ensure compliance by, its authorized subcontractors with all applicable terms and conditions of this Agreement and the applicable SOWs. TI or its Affiliate, as applicable, shall not be relieved or released in any manner from its duties, liabilities or obligations under this Agreement and shall be and remain liable under this Agreement and the applicable SOWs to the same extent as if TI or its Affiliate had performed the applicable Services itself.

(c)                                                          The subcontract between TI or its Affiliate and each authorized subcontractor will contain the following terms:

(i)                                a right for TI or its Affiliate to terminate the subcontract for convenience upon notice to the subcontractor;

(ii)                             the terms set forth in Article 11, Article 14, Article 15, Article 16, Article 17 and Article 18 with appropriate changes to reflect TI or its Affiliate as the customer and the subcontractor as the service provider; and

(iii)                          indemnification obligations from the subcontractor to TI or its Affiliate substantially similar to the indemnification obligations set forth in Article 21.

(d)                                                         TELUS may, at any time, by written notice to TI, in good faith request the immediate removal of a subcontractor, for any reason, including TELUS’ dissatisfaction with the performance, competence, responsiveness, capabilities, cooperativeness or fitness for any particular task of such subcontractor, or a breach of a provision of this Agreement. In such circumstances, TI will immediately comply with TELUS’ request.

23.3                        Relationship of Parties

Except where this Agreement expressly provides to the contrary, nothing contained in this Agreement shall be deemed or construed to create the relationship of partnership or joint venture or any other relationship between the Parties or their Affiliates other than the relationship of independent parties contracting for services. TI shall have sole responsibility for the supervision, daily direction and control, payment of salary (including withholding of income taxes and source deductions), workers’ compensation, disability benefits and the like of its employees with respect to the performance of the Services rendered pursuant to this Agreement and the SOWs. This Agreement is entered into solely by and between, and may be enforced only by, TI and TELUS or their Affiliates, if applicable, and neither this Agreement nor any SOW will be deemed to create any rights in Third Parties, including any Representative (or, in the case of TI, any authorized subcontractor) of a Party or its Affiliate, or to create obligations of a Party or its Affiliate directly to any such Third Parties.

23.4                        No Advertising

Except as otherwise provided in any intellectual property license between the Parties or their Affiliates, no Party shall use the name of any other Party or its Affiliate in any advertising, promotional materials or publicity releases without securing the prior written approval of the Party whose name is to be used provided that the foregoing shall not prohibit internal announcements by a Party within its own organization and that of its Affiliates nor listing TELUS as a customer of TI in presentations to other customers. However, either Party may include the other Party’s or its Affiliate’s name and a factual description of the work performed under this Agreement in its lists of references and in the experience section of proposals to Third Parties, in internal business planning documents and annual reports and public filings, and whenever required for legal, accounting or regulatory purposes.

23.5                        Governing Law

This Agreement and the SOWs shall be governed by the laws of the Province of British Columbia and the federal laws of Canada applicable therein and, subject to the provisions of Section 13.1(c), the Parties consent to the jurisdiction of the courts of the Province of British Columbia, in the city of Vancouver with respect to any litigation arising in connection with this Agreement.

23.6                        Notice

Any notice required or permitted to be given hereunder (other than communication between the Parties for operational purposes) shall be in writing and shall be hand delivered or sent by prepaid registered mail, in each case addressed as follows:

If to TI:	TELUS INTERNATIONAL (CDA) INC.
3rd Floor, 510 West Georgia St.
Vancouver, British Columbia
V6B 0M3

	Attention:	Senior Vice-President and Chief Operating Officer

If to TELUS:	TELUS COMMUNICATIONS INC.
7th Floor, 510 West Georgia Street
Vancouver, British Columbia
V6B 0M3

	Attention:	Chief Procurement Officer

or to such other address as any Party may by written notice to the other Party, indicate as its new address for the purposes of this provision. Any such notice given by a Party in accordance with the foregoing will be deemed to have been received by the Party to which it is addressed, on the date of delivery, in the case of a notice that is hand delivered, and four (4) Business Days following the date of mailing, in the case of notice sent by prepaid registered mail.

23.7                        Waiver

The failure of any Party at any time to require performance by the other Party of any provision of this Agreement or any SOW shall not affect in any way the full right to require such performance at any subsequent time; nor shall a waiver by any Party of a breach of any provision of this Agreement or any SOW be taken or held to be a waiver of the provision itself.

23.8                        Severability

If any provision of this Agreement or any SOW is held invalid or unenforceable for any reason, such invalidity shall not affect the validity of the remaining provisions of this Agreement or the applicable SOW, and the Parties shall substitute for the invalid provision a valid provision which most closely approximates the intent and economic effect of the invalid provision.

23.9                        Cumulative Remedies

Except as expressly provided in this Agreement or any SOW to the contrary, the exercise or obtaining of any right, remedy or relief by a Party in connection with this Agreement or the applicable SOW including the exercise of a right of termination shall be without prejudice to any other right, remedy or relief vested in or to which such Party may be entitled at Law, in equity or under this Agreement or the applicable SOW.

23.10                 Survival

The applicable provisions of Article 14, Article 17, Article 18 and Article 21, and Sections 22.1, 22.2 and 23.10 shall survive termination or expiration of this Agreement together with such other provisions of this Agreement which expressly or by their nature survive termination or expiration.

23.11                 Entire Agreement

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter thereof and supersedes all prior negotiations and representations, whether written or oral, relating to its subject matter. Except as specifically set forth in a SOW, for purposes of that SOW, no amendment, modification, waiver or discharge of this Agreement shall be binding unless executed in writing by an authorized signatory of the Party to be bound.

23.12                 Counterparts

This Agreement and any SOW may be executed by the Parties in separate counterparts, including counterparts by electronic transmission, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

23.13                 Further Assurances

The Parties agree to co-operate with and assist each other and take such action as may be reasonably necessary to implement and carry into effect this Agreement and the SOWs to the full intent.

23.14                 Existing MSA

This Agreement replaces and supersedes the Existing MSA. The Existing MSA is hereby terminated as of the Effective Date.

IN WITNESS HEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers as of the Effective Date.

TELUS INTERNATIONAL (CDA) INC.	TELUS COMMUNICATIONS INC.

By:	By:

SCHEDULE 1.1(rr)
GLOBAL RATE CARD

SCHEDULE 1.2
BASELINE SOWs

SCHEDULE 4.1
SOFTWARE-AS-A-SERVICE TERMS

SCHEDULE “A” — Subscription SaaS Schedule Template

SCHEDULE “B” — STATEMENT OF WORK TEMPLATE

APPENDIX “1” TO SCHEDULE “B”

CHANGE ORDER FORM

APPENDIX “2” TO SCHEDULE “B”

TELUS ACCEPTANCE FORM

SERVICES/DELIVERALBES/INTERIM MILESTONES

SCHEDULE 4.2(c)
AFFILIATE STATEMENTS OF WORK

SCHEDULE 6.2
SERVICE LEVEL METHODOLOGY

SCHEDULE 8.2(b)(i)
[***] SOWs

SCHEDULE 8.7
PRICE REVIEW/BENCHMARKING SAMPLING LIST

SCHEDULE 9.1
MINIMUM SPEND COMMITMENT ADJUSTMENTS

See attached.

MINIMUM SPEND COMMITMENT

•                  Initial MSC =  200 million United States dollars

•                  MSC adjusted annually to reflect:

•                  Service volume reductions for Baseline Services caused by: Termination for Default, Termination for Chronic Service Failure, Suspension for Force Majeure and Termination for Force Majeure (effective on next anniversary date)  (Refer to Sections 9.1(e)(i), 19.3, 19.4 and 22.3(c))

•                  Service volume reductions for Baseline Services caused by Termination for Business or Technological Change (effective on next anniversary date) (Refer to Sections 9.1(e)(ii) and 19.1)

•                  Changes in fees for Baseline Services arising from TELUS price review or benchmark, all at country levels, subject to [***] collar (Refer to Sections 9.1(e)(iii), 9.1(e)(iv), 8.6 and 8.7)

•                  Any missed CI cost /savings target (Refer to Sections 9.1(e)(v) and 7.1(b))

•                  Spend on new Services counts towards satisfaction of MSC, but does not increase MSC (Refer to Section 9.1(b))

•                  Adjustments can only take MSC below MSC Floor in specific circumstances, such as a Termination for Default, Termination for Chronic Service Failure, Suspension for Force Majeure, Termination for Force Majeure (in which case, MSC Floor is adjusted accordingly) (Refer to Sections 9.1(i), 19.3, 19.4 and 22.3(c))

•                  YE shortfalls to be reimbursed at [***] of shortfall, except if resulting from Termination for Default, Termination for Chronic Service Failure, Suspension for Force Majeure and Termination for Force Majeure (Refer to Sections 9.1(c),9.1(h), 19.3, 19.4 and 22.3(c)).  The existence of YE shortfall, in and of itself, or payment of [***] for such shortfall does not impact MSC or MSC Floor in subsequent Contract Year(s).

•                  While shortfalls below the MSC resulting from Termination for Business or Technological Change do not result in a [***] payment for shortfall, if the shortfall were to be below the MSC Floor, there would be a [***] shortfall payment applied to the portion of the shortfall below the MSC Floor (unless additional MSC Eligible Spend is added before the end of the Contract Year to replace the terminated Services) (Refer to Section. 9.1(h))

SCHEDULE 10.1
GOVERNANCE

EXHIBIT 10.1.1
COMMITTEES

SCHEDULE 11.1
TELUS POLICIES AND CODES

SCHEDULE 11.2
INFORMATION SECURITY REQUIREMENTS

EXHIBIT 9.1
CLOUD SERVICE SECURITY REQUIREMENTS

SCHEDULE 18.1
PRIVACY REQUIREMENTS